Exhibit 2.1
Execution Version

MEMBERSHIP INTEREST PURCHASE AGREEMENT
by and among
HI-CRUSH PARTNERS LP,
PERMIAN BASIN SAND COMPANY, LLC,
PERMIAN BASIN SAND HOLDINGS, LLC,
PRE WILDCAT HOLDINGS, LLC,
THE SELLERS LISTED ON EXHIBIT A
and
PLATTE RIVER EQUITY III, L.P., AS THE SELLERS’ REPRESENTATIVE
Dated as of
February 23, 2017

i

TABLE OF CONTENTS
(continued)

ii

TABLE OF CONTENTS
(continued)

		Page
13.8	Specific Performance	36
13.9	Governing Law	36
13.10	Waiver of Jury Trial	37
13.11	Counterparts	37
13.12	No Third Party Beneficiaries	37
13.13	Disclosure Schedules	37
13.14	Conflict of Interest; Attorney-Client Privilege	37

iii

MEMBERSHIP INTEREST PURCHASE AGREEMENT
THIS MEMBERSHIP INTEREST PURCHASE AGREEMENT (this “Agreement”), dated as of this 23rd day of February, 2017, is entered into by and between (i) Hi-Crush Partners LP, a Delaware limited partnership (“Buyer”), (ii)  Permian Basin Sand Company, LLC, a Delaware limited liability company (the “Company”), (iii) Permian Basin Sand Holdings, LLC, a Delaware limited liability company (“PBS Holdings”), (iv) PRE Wildcat Holdings, LLC, a Delaware limited liability company (“PRE Wildcat Holdings” and together with the Company and PBS Holdings, collectively, the “Acquired Entities”), (v) each of the Persons listed as a “Seller” on Exhibit A to this Agreement (each, a “Seller” and collectively, the “Sellers”), and (vi) Platte River Equity III, L.P., a Delaware limited partnership, in its capacity as the representative of the Sellers (in such capacity, the “Sellers’ Representative”). Capitalized terms not otherwise defined in this Agreement have the meanings given to such terms in Article I.
RECITALS
WHEREAS, Platte River Equity III, L.P., Platte River Equity III-A, L.P. and Platte River Equity III-Affiliates, L.P. (collectively, “PRE III”) together own 100% of the membership interest of PRE Wildcat Holdings (the “PRE Wildcat Holdings Interest”);
WHEREAS, Steven Herron, Peter Melcher and Mark Smiens (together, the “Individual Sellers”), PRE Wildcat Holdings and PBS PRE III-B Holdings collectively own 100% of the issued and outstanding units of membership interest of PBS Holdings (collectively, the “PBS Holdings Interest”);
WHEREAS, PBS Holdings owns 100% of the membership interest of the Company; and
WHEREAS, Buyer desires to purchase (i) from PRE III all of the PRE Wildcat Holdings Interest, and (ii) from the Individual Sellers and PBS PRE III-B Holdings, all of the PBS Holdings Interest owned by each such Seller, and each such Seller desires to sell to Buyer, the foregoing respective equity interests of such Seller in exchange for the consideration set forth in Section 2.2 (together with the other transactions contemplated under this Agreement and the other Ancillary Agreements, collectively, the “Transactions”);
NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

ARTICLE I
DEFINITIONS

1.1    Definitions. As used in this Agreement, the following terms shall have the meanings set forth or as referenced below.
“Acquired Entities” has the meaning ascribed to it in the preamble.
“Acquired Interests” means, collectively, the PRE Wildcat Holdings Interest and the PBS Holdings Interest held by the Individual Sellers and PBS PRE III-B Holdings.
“Additional Real Property Interests” has the meaning ascribed to it in Section 2.3.

“Additional Real Property Purchase Price” means an amount equal to $4,750,000.
“Affiliate” of any Person means any person directly or indirectly controlling, controlled by, or under common control with, any such Person and any officer, director or controlling person of such Person; provided, that, for the purposes of this definition, “control” (including with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.
“Agreement” has the meaning ascribed to it in the preamble.
“Allocation” has the meaning ascribed to it in Section 2.5.
“Allocation Schedule” has the meaning ascribed to it in Section 2.5.
“Ancillary Agreements” means, collectively, the Lockup and Registration Rights Agreement, the Escrow Agreement and each agreement, document, instrument or certificate contemplated by this Agreement or to be executed by Buyer or any Seller in connection with the Transactions.
“Bartlit Beck” has the meaning ascribed to it in Section 13.14(a).
“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in Houston, Texas are authorized or required by Law to be closed for business.
“Buyer” has the meaning ascribed to it in the preamble.
“Buyer Indemnified Party” has the meaning ascribed to it in Section 11.2(a).
“Buyer Material Adverse Effect” means a material impairment or delay in or of the ability of Buyer to perform its obligations under this Agreement or to consummate the Transactions.
“Cash Purchase Price” has the meaning ascribed to it in Section 2.2.
“Certificate” means the Certificate of Formation of each Acquired Entity as in effect on the date hereof.
“Claims Notice” has the meaning ascribed to it in Section 11.4(a)(i).
“Closing” shall mean the closing of the Transactions pursuant to the terms and conditions of this Agreement.
“Closing Date” has the meaning ascribed to it in Section 2.4.
“Closing Date Cash Payment” means the amount equal to the Cash Purchase Price, less the amounts payable pursuant to Section 2.2(a)(i) and the Additional Real Property Purchase Price.
“Closing Percentage” means, with respect to a Seller, the percentage set forth across such Seller’s name on Exhibit A.
“Code” means the Internal Revenue Code of 1986, as amended.

“Commitment” with respect to any Person means (a) options, warrants, convertible securities, exchangeable securities, subscription rights, conversion rights, exchange rights, or other Contracts that could require such Person to issue any of its Equity Interests, or any other securities convertible into, exchangeable or exercisable for, or representing the right to subscribe for any Equity Interest of such Person, (b) statutory pre‑emptive rights or pre‑emptive rights granted under the applicable Person’s Organizational Documents, and (c) stock appreciation rights, phantom stock, profit participation, or other similar rights with respect to such Person.
“Company” has the meaning ascribed to it in the preamble.
“Company Business” means owning the Owned Real Property and negotiating and entering into the Company Contracts.
“Company Contracts” has the meaning ascribed to it in Section 5.7.
“Company Material Adverse Effect” means any event, circumstance, change, occurrence or effect that, individually or in the aggregate, has, or would reasonably be expected to have a material and adverse effect upon (a) the Owned Real Property or the assets, liabilities or financial condition of the Acquired Entities or the Company Business, taken together as a whole, or (b) the ability of the Sellers and Acquired Entities to consummate the Transactions; provided, however, that any adverse change, event, development or effect arising from or relating to any of the following shall not be deemed to constitute and shall not be taken into account in determining whether there has been a Company Material Adverse Effect: (i) the United States economy, the global economy, in each case, as a whole, or the industry or markets in which the Acquired Entities operate; (ii) national or international political or social conditions, including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States, or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States; (iii) financial, banking, or securities markets (including any disruption thereof and any decline in the price of any security or any market index); (iv) changes in Law or Orders; (v) the taking of any action contemplated by this Agreement or any of the Ancillary Agreements or with the consent of Buyer; (vi) any “act of God,” including, but not limited to, weather, natural disasters and earthquakes; (vii) any action taken by Buyer, including any breach by Buyer of this Agreement or the Confidentiality Agreement; or (viii) the announcement of the execution of this Agreement or any of the Transactions or other communication by Buyer or any of its Affiliates of its plans or intentions with respect to the Company Business, so long as, in the cases of clauses (i), (ii), (iii), (iv) and (vi) above, the Acquired Entities are not disproportionately affected by such conditions as compared with other businesses in the same industry as the Acquired Entities.
“Competing Business” means directly or indirectly acquiring, investing in, holding an interest in, or financing property or an interest in property, or in entities that directly or indirectly hold property or an interest in property, that is located within a 250-mile radius of the boundaries of the Owned Real Property and on which frac sand mining occurs or that is acquired or held for purposes that include the mining of frac sand or selling such property or interests therein to third parties if such third parties, to the Knowledge of Sellers, intend to or are reasonably likely to, mine the frac sand thereon or advising or providing consulting services (other than (i) buying and reselling proppant sand outside such 250-mile radius; provided, that, for the avoidance of doubt, any such proppant sand is resold to a buyer and location outside such 250-mile radius, and (ii) proppant transloading, trucking and storage services) to any such third parties regarding any investment in, financing an interest in or operating any such property or interests therein or any such entities that directly or indirectly hold property or interest therein.

“Confidentiality Agreement” means that certain Confidentiality Agreement dated January 3, 2017 by and between the Company and Buyer.
“Consent” means any consent, approval, authorization, notification, waiver, or other similar action that is required.
“Contract” means any contract, agreement, option, arrangement, commitment, letter of intent, memorandum of understanding, promise, obligation, right, instrument, document, or other similar understanding, whether written or oral.
“Covered Liabilities” means (i) any Liabilities in respect of the Company’s interest in and fee simple title to the Owned Real Property, (ii) any Liabilities from any alleged or actual breach or failure to comply with environmental laws to which the Owned Real Property is subject, (iii) any Liabilities arising from or related to the Contracts set forth on Schedule 7.1(k) (other than Liabilities arising from or related to any failure by an Acquired Entity to comply with the terms of such Contracts on or prior to the Closing Date) and (iv) any Liabilities for the prospects or future financial performance of the Acquired Entities or the commercial viability or quantity of sand or other resources on the Owned Real Property, other than, in each case, Liabilities for Taxes pursuant to Article 8.
“Deed” means that certain special warranty deed in respect of the Owned Real Property naming Stub Properties Co., as Grantor, and the Company, as Grantee, dated effective December 13, 2016, and filed of record on December 20, 2016, as Instrument No. C19870, Deed Records, Winkler County, Texas.
“Defense Notice” has the meaning ascribed to it in Section 11.4(a)(i).
“Direct Claim” has the meaning ascribed to it in Section 11.4(b).
“Disclosure Schedules” means the Schedules referred to in this Agreement and delivered by the Sellers or Buyer, as the case may be, concurrently with the execution and delivery of this Agreement.
“Equity Interest” means (a) with respect to a corporation, any and all shares of capital stock of such corporation, (b) with respect to a partnership, limited liability company, trust, or similar Person, any and all units, interests, or other partnership or limited liability company interests, and (c) any other direct or indirect equity ownership or participation in a Person.
“End Date” has the meaning ascribed to it in Section 10.1(b).
“Escrow Agreement” means the Escrow Agreement by and among Buyer, the Sellers’ Representative and the Title Company, substantially in the form attached hereto as Exhibit B, subject to revisions from the Title Company reasonably acceptable to both Buyer and the Sellers’ Representative.
“Final Federal Partnership Returns” has the meaning ascribed to it in Section 8.2.
“Financing Date” has the meaning ascribed to it in Section 2.4.
“Fraud Claims” has the meaning ascribed to it in Section 11.2(b).
“Governmental Authority” means, individually or collectively, any government or political subdivision or regulatory authority, whether federal, state, local or foreign, or any agency or instrumentality of any such government or political subdivision or regulatory authority, or any federal state, local or foreign court or arbitrator.

“Indebtedness” of any Person shall mean the liability of such Person for borrowed money, including any guaranty or other similar obligation with respect to any such indebtedness, and capital lease obligations.
“Indemnified Party” has the meaning ascribed to it in Section 11.4(a).
“Indemnifying Party” has the meaning ascribed to it in Section 11.4(a).
“Individual Sellers” has the meaning ascribed to it in the recitals.
“Issued Units” has the meaning ascribed to it in Section 2.2.
“Knowledge of Sellers” or any other similar knowledge qualification, means the actual knowledge of each Seller, in each case obtained or obtainable after reasonable inquiry.
“Law” means, collectively, any law, statute, code (including the Code), ordinance, rule, regulation, constitution, treaty, common law, or other requirement of any Governmental Authority.
“Liability” and “Liabilities” means, collectively, any debt, obligation, or liability of or by any Person, whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, and due or to become due.
“Liens” means, collectively, with respect to any asset, any mortgage, deed of trust, lien, pledge, charge, security interest, title retention device, conditional sale or other security arrangement, collateral assignment, claim, charge, royalties, adverse claim of title, ownership or right to use, restriction or other encumbrance of any kind in respect of such asset (including any restriction on (i) the voting of any security or the transfer of any security or other asset, (ii) the receipt of any income derived from any asset, (iii) the use of any asset or (iv) the possession, exercise or transfer of any other attribute of ownership of any asset).
“LLC Agreements” means the Limited Liability Company Agreement of each of the Acquired Entities, as in effect on the date hereof, together with all amendments and supplements thereto.
“Lockup and Registration Rights Agreement” means the Lockup and Registration Rights Agreement executed by the Sellers, substantially in the form attached hereto as Exhibit C.
“Losses” means, collectively, all claims, obligations, losses, damages, assessments, encumbrances, judgments, settlement payments, awards, penalties, fines, interest, Taxes and out‑of‑pocket costs and expenses (including, without limitation, reasonable attorneys’ fees and costs and expenses incurred in investigating, preparing, defending against, settling or prosecuting any litigation, claim, action, suit, or other Proceeding or demand); provided, however, in no event will “Losses” include any punitive, exemplary, special, or consequential damages, but for the avoidance of doubt, “Losses” shall include loss of profits, loss or diminution of value, losses based on any type of multiple, loss of revenue, or loss of business, to the extent a court of competent jurisdiction determines that loss of profits, loss or diminution of value, losses based on any type of multiple, loss of revenue, or loss of business should be included in the measure of direct damages for the matter giving rise to the claim for Losses; and, provided further, that “Losses” shall include all damages, including punitive, exemplary and consequential damages, to the extent such damages are payable or Liabilities to third parties.
“Negotiation Period” has the meaning ascribed to it in Section 11.4(b).

“Net Insurance Recovery” has the meaning ascribed to it in Section 11.3(b).
“Offering” has the meaning ascribed to it in Section 6.8.
“Order” means, collectively, any order, judgment, injunction, assessment, award, decree, ruling, charge, writ or other decision of any Governmental Authority.
“Ordinary Course of Business” means the ordinary and usual course of day-to-day operations of the business of the Acquired Entities through the Closing Date consistent with past custom and practice.
“Organizational Documents” means, for any Person, (i) the articles or certificate of incorporation and the bylaws of a corporation; (ii) any charter or similar document adopted or filed in connection with the creation, formation, or organization of a Person (e.g., a certificate of formation, articles of organization or certificate of limited partnership), and any agreement governing such Person (e.g., a limited liability company agreement, operating agreement or partnership agreement); and (iii) any amendment to any of the foregoing.
“Owned Real Property” means all land, together with all buildings, structures, improvements and fixtures located thereon, including all electrical, mechanical, plumbing and other building systems, utility installations and water distribution systems, together with all easements, rights of way, rights of ingress and other rights and interests appurtenant thereto, owned by the Company.
“PBS Holdings” has the meaning ascribed to it in the preamble.
“PBS Holdings Interest” has the meaning ascribed to it in the recitals.
“PBS PRE III-B Holdings” means PBS PRE III-B Holdings, LLC, a Delaware limited liability company.
“Permit” means, collectively, any permit, license, approval, certificate, qualification, consent or authorization issued by a Governmental Authority.
“Person” means, individually or collectively, any individual, sole proprietorship, partnership, corporation, limited liability company, unincorporated association, trust or other entity.
“PRE III” has the meaning ascribed to it in the recitals.
“Pre-Closing Reorganization” has the meaning ascribed to it in Section 7.10.
“Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date, and, with respect to a Straddle Period, that portion of such Tax period that ends at the end of the day on the Closing Date.
“PRE Notes” means all promissory notes issued by PRE Wildcat Holdings to any of PRE III.
“PRE Wildcat Holdings” has the meaning ascribed to it in the preamble.
“PRE Wildcat Holdings Interest” has the meaning ascribed to it in the recitals.
“Privileged Information” has the meaning ascribed to it in Section 13.14(c).

“Proceeding” means, collectively, any demand, charge, complaint, action, suit, proceeding, arbitration, hearing, audit, investigation or claim of any kind (whether civil, criminal, administrative, investigative, informal or other, at law or in equity) commenced, filed, brought, conducted or heard by, against, to, of or before or otherwise involving, any Governmental Authority or Person.
“Property Tax” has the meaning ascribed to it in Section 8.1(a).
“Purchase Price” has the meaning ascribed to it in Section 2.2.
“Required Notification” has the meaning ascribed to it in Section 7.3.
“Representative” means, with respect to a particular Person, any director, officer, employee, manager, agent, consultant, advisor, or other representative of such Person, including legal counsel, accountants, investment bankers and other financial advisors.
“Sand Purchase Contract” means that certain Sand Purchase Agreement dated February 13, 2017 entered into by the Company.
“Securities Act” means the Securities Act of 1933, as amended.
“Securities Exchange Act” means the Securities Exchange Act of 1934, as amended.
“Seller” and “Sellers” have the meanings ascribed to those terms in the preamble.
“Seller Indemnified Party” has the meaning ascribed to it in Section 11.2(b).
“Selling Expenses” means, collectively, all unpaid costs, fees and expenses of outside professionals incurred prior to and through the Closing, by the Acquired Entities or any Seller of which the Acquired Entities have paid or agreed to pay relating to the process of selling the Acquired Entities, including, without limitation, all legal fees, accounting, tax, investment banking fees and expenses (including the fees and expenses of Simmons & Company International), expenses of procuring the Title Commitment, Title Policy and Survey, any bonuses, change of control, or similar payments payable by the Acquired Entities to employees or members of the Acquired Entities or any Persons upon the consummation of the transactions contemplated hereby, if any (including any applicable employment or payroll Taxes arising as a result of any such payments) and the amount required to be paid to satisfy the Underwood Notes and the PRE Notes in their entirety.
“Sellers’ Representative” has the meaning ascribed to it in the preamble.
“Straddle Period” means any Tax period that begins on or before the Closing Date and ends thereafter.
“Survey” means that certain current as-built ALTA survey obtained by the Company and provided to Buyer, on or prior to the date hereof, in respect of the Owned Real Property.
“Tax” (including, with correlative meaning, “Taxes”) means (i) any U.S. federal, state, local, or foreign net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, unclaimed property, escheat, withholding, payroll, employment, estimated, excise, severance, stamp, occupation, premium, property, or windfall profits tax, alternative or add on minimum tax, customs duty, or other tax, fee, assessment, or charge of any kind whatsoever, whether disputed or not, together with any interest and penalty, addition to tax, or additional amount imposed by any Governmental Authority, (ii) any

Liability for the payment of any amounts of the type described in clause (i) of this paragraph as a result of being a member of an affiliated, consolidated, combined or unitary group for any Tax period, including pursuant to Treasury Regulations Section 1.1502-6 (or any analogous or similar applicable state, local or foreign Tax Law), or as a result of any Tax sharing, Tax indemnity or Tax allocation agreement, arrangement or understanding, and (iii) any Liability for the payment of any amounts of the type described in clause (i) or (ii) as a result of being liable for another Person’s taxes as a transferee or successor, by contract or otherwise, or as a result of any express or implied obligation to indemnify any other Person.
“Tax Returns” means, collectively, all returns, statements, reports, elections, schedules, claims for refund, and forms (including estimated Tax or information returns and reports) pertaining to Taxes, including any schedule, supplement or attachment thereto and any amendment thereof.
“Termination Fee” has the meaning ascribed to it in Section 10.2(b).
“Third Party Claim” has the meaning ascribed to it in Section 11.4(a).
“Title Commitment” means the irrevocable commitment by the Title Company, delivered to Buyer on or prior to the date hereof, to issue the Title Policy.
“Title Company” means Stewart Title Company.
“Title Policy” means an owner’s policy of title insurance issued by the Title Company in favor of the Company in respect of the Owned Real Property.
“Transactions” has the meaning ascribed to it in the recitals.
“Transfer Taxes” has the meaning ascribed to it in Section 8.3.
“Underwood Notes” means those certain Promissory Notes issued by the Company to Stub Properties, Co. in the combined original principal amount of $12,000,000 in connection with the Company’s acquisition of the Owned Real Property.
“Underwriting Agreement” has the meaning ascribed to it in Section 6.8.
“Unit Purchase Price” has the meaning ascribed to it in Section 2.2.
“Units” means common units representing limited partnership interests in Hi-Crush Partners LP.
“VWAP” means the average of the daily volume weighted average sales price of a Unit on the New York Stock Exchange rounded to the nearest one thousandth of a dollar (as reported by Bloomberg Financial Markets or, if not reported thereby, by another authoritative source reasonably selected by Buyer).
1.2    Construction. In this Agreement, unless as otherwise expressly indicated:
(a)    words expressed in the singular number shall include the plural and vice versa, and words expressed in the masculine shall include the feminine and neuter genders and vice versa;
(b)    references to Articles, Sections, Exhibits, Schedules, Disclosure Schedules and Recitals are references to articles, sections, exhibits, schedules, Disclosure Schedules and recitals of this Agreement;

(c)    references to “day” or “days” are to calendar days unless specified as a Business Day;
(d)    references to accounting terms not otherwise defined herein shall be construed in accordance with GAAP;
(e)    references to “party” are to Buyer, on the one hand, and the Sellers, on the other hand, and references to “parties” are to, collectively, the Sellers and Buyer;
(f)    references to “the date hereof” shall mean as of the date of this Agreement;
(g)    if a word or phrase is defined, its other grammatical forms have a corresponding meaning;
(h)    references to any agreement or document (including without limitation a reference to this Agreement) is to the agreement or document as amended, varied, supplemented, novated or replaced, except to the extent prohibited by this Agreement or such other agreement or document;
(i)    the Exhibits and Disclosure Schedules attached to this Agreement are incorporated herein by reference and made a part of this Agreement;
(j)    the parties have participated jointly in the negotiation and drafting of this Agreement, and in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement;
(k)    the word “or” will have the inclusive meaning represented by the phrase “and/or”;
(l)    “shall” and “will” have equal force and effect;
(m)    references to “$” or to “dollars” shall mean the lawful currency of the United States of America; and
(n)    “include”, “includes”, and “including” are deemed to be followed by “without limitation” whether or not they are in fact followed by such words or words of similar import.

ARTICLE 2
PURCHASE AND SALE

2.1    Purchase and Sale of the Acquired Interests. Subject to and in accordance with the terms and conditions set forth herein, at the Closing, Buyer shall purchase (i) from PRE III all of the PRE Wildcat Holdings Interest, and (ii) from the Individual Sellers and PBS PRE III-B Holdings, all of the PBS Holdings Interest owned by each such Seller, and such Sellers shall sell, transfer, assign, convey and deliver to Buyer, all of the Acquired Interests, free and clear of any Liens (other than transfer restrictions arising under the Securities Act and applicable state securities Laws).
2.2    Purchase Price. The aggregate purchase price to be paid by Buyer for the Acquired Interests is $275,000,000 (the “Purchase Price”), with up to $75,000,000 of the Purchase Price being paid in the form of Units (the “Unit Purchase Price”) and the remainder of the Purchase Price being paid in the form of cash (the “Cash Purchase Price”). The final Unit Purchase Price shall be determined by Buyer in its sole discretion (which amount shall not exceed $75,000,000) and the number of Units to be issued in satisfaction of the payment of the Unit Purchase Price shall be determined by dividing the (a) Unit Purchase Price, by (b) the five-trading day VWAP for the period ending on and including the trading day immediately prior to the date of this Agreement (such number of Units, the “Issued Units”).
(a)    The Cash Purchase Price shall be payable at the Closing in the following order of priority:
(i)    Buyer shall pay or cause to be paid to each Person to whom Selling Expenses are due and owing as of the Closing Date the aggregate amount of such Selling Expenses payable to such Person as determined pursuant to final invoices issued to the Acquired Entities for and with respect to such Selling Expenses, which the Sellers shall cause to be delivered to Buyer at least three Business Days prior to the Closing Date;
(ii)    Buyer shall cause to be delivered into escrow an amount equal to the Additional Real Property Purchase Price to be held in an escrow account maintained by the Title Company pursuant to the Escrow Agreement; and
(iii)    Buyer shall pay, or cause to be paid, to the Sellers, by wire transfer of immediately available funds to an account or accounts designated in writing by the Sellers’ Representative (and in such amounts designated in writing by the Sellers’ Representative), an amount in cash equal to the Closing Date Cash Payment.
(b)    At the Closing, Buyer shall pay the Unit Purchase Price by issuing and delivering to the Sellers the Issued Units, in such amounts as designated in writing by the Sellers’ Representative. The Issued Units will be unregistered at the time of Closing and subject to the Lockup and Registration Rights Agreement.
2.3    Additional Real Property Interests. The Company is party to that certain letter of intent dated December 22, 2016, as amended, by and among the Company, Tony Underwood, Steven Underwood and Steve Sparks with respect to the purchase of certain real property interests described therein (the “Additional Real Property Interests”). In the event that Buyer causes the Company to purchase the Additional Real Property Interests after the Closing, the Title Company shall disburse the Additional Real Property Purchase Price to Buyer pursuant to the Escrow Agreement and Buyer shall apply the Additional Real Property Purchase Price towards the purchase of such Additional Real Property Interests. If the Buyer does not proceed with the purchase of the Additional Real Property Interests on or before September 30, 2017, then the Title Company shall disburse the Additional Real Property Purchase Price to the Sellers pursuant to the Escrow Agreement.
2.4    Closing. The Closing shall take place at 10:00 A.M., Houston time at such place as Buyer and the Sellers’ Representative may agree in writing or remotely via the exchange of executed documents and other closing documents by mail, e-mail and wire transfers, as applicable, on the later of (a) March 8, 2017 (the “Financing Date”) or (b) the date that is one Business Day following the satisfaction or waiver of the conditions precedent specified in Article 9 (other than any conditions to be satisfied on the Closing Date, but subject to the waiver or satisfaction of such conditions in accordance herewith) (such date, the “Closing Date”). The Closing shall be deemed to occur and be effective as of 12:01 A.M., Houston time on the Closing Date.
2.5    Tax Treatment; Purchase Price Allocation.

(a)    For U.S. federal income tax purposes (and state, local, and foreign Tax purposes where applicable), the parties intend for the Transactions to be treated as a “merger or consolidation” (within the meaning of Treasury Regulations Section 1.708-1(c)) of PBS Holdings, PRE Wildcat Holdings and Buyer, governed by the “assets-over” form described in Treasury Regulations Section 1.708-1(c)(3)(i), in which PBS Holdings and PRE Wildcat Holdings are the “terminated” partnerships (within the meaning of Treasury Regulations Section 1.708-1(c)) and Buyer is the “resulting” partnership (within the meaning of Treasury Regulations Section 1.708-1(c)), with the applicable Sellers treated as selling a portion of their respective Acquired Interests to Buyer for each such Seller’s share of the Cash Purchase Price pursuant to Treasury Regulations Section 1.708-1(c)(4) (and each such Seller hereby expressly consents to such application of Treasury Regulations Section 1.708-1(c)(4)) immediately prior to the Closing. Except as otherwise required by applicable Law, each party shall, and shall cause each of its Affiliates to (i) report, act, and file all Tax Returns in all respects and for all purposes consistent with the foregoing treatment, and (ii) not take any position for Tax purposes (whether in audits, Tax Returns, or otherwise) that is inconsistent with the foregoing treatment.
(b)    The methodology set forth on Schedule 2.5 shall be used by the Sellers, Buyer, and the Acquired Entities as the basis for reporting the Transactions for all Tax purposes (the “Allocation Schedule”). Any adjustments to the Purchase Price shall be allocated in a manner consistent with the Allocation Schedule. Except as otherwise required by applicable Law, each party shall, and shall cause each of its Affiliates to (i) report, act, and file all Tax Returns in all respects and for all purposes consistent with the Allocation Schedule, and (ii) not take any position for Tax purposes (whether in audits, Tax Returns, or otherwise) that is inconsistent with the Allocation Schedule; provided, however, that nothing contained herein shall prevent Buyer or the Sellers from settling any proposed deficiency or adjustment by any Taxing authority based upon or arising out of the allocation set forth in the Allocation Schedule, and neither Buyer nor the Sellers shall be required to litigate before any court any proposed deficiency or adjustment by any Taxing authority challenging the allocation set forth in the Allocation Schedule.

ARTICLE 3
CLOSING DELIVERIES AND OTHER ACTIONS

3.1    Deliveries by Sellers. At the Closing, the Sellers shall deliver, or cause to be delivered, to Buyer the following items:
(a)    duly executed assignments of the Acquired Interests, from the applicable Seller, in favor of Buyer, in the form reasonably acceptable to Buyer, reflecting the assignment of the Acquired Interests to Buyer, free and clear of all Liens (other than transfer restrictions arising under the Securities Act and applicable state securities Laws);
(b)    a good standing certificate for each of the Acquired Entities, issued by the Secretary of State of the State of Delaware and in each state in which each Acquired Entity is certified, qualified or registered to do business as a foreign limited liability company, each of which shall be dated not later than five days prior to the Closing Date;
(c)    a copy of each Certificate, certified by the Secretary of State of the State of Delaware as of a date not later than five days prior to the Closing Date, and a copy of the LLC Agreements;
(d)    the original limited liability company record books and minute books of each Acquired Entity, if any; provided, that, in the case of PRE Wildcat Holdings, excluding those records and minutes not related to its ownership of the PBS Holdings Interest;

(e)    a certificate of each of the Sellers conforming to the requirements of Treasury Regulations Section 1.1445-2(b)(2) stating that such Seller is not a “foreign person” within the meaning of Section 1445 of the Code, in the form and substance reasonably satisfactory to Buyer, dated as of the Closing Date and duly executed by such Seller;
(f)    the Lockup and Registration Rights Agreement; duly executed by the Sellers;
(g)    the Escrow Agreement, duly executed by the Sellers’ Representative;
(h)    executed payoff letters and releases, in form and substance reasonably satisfactory to Buyer, with respect to the payment in full of the Underwood Notes and the PRE Notes;
(i)    copies of all executed documents, including related resolutions or written consents, effecting the Pre-Closing Reorganization and the assignment of the Contracts that are to be assigned prior to Closing in accordance with Schedule 7.1(k); and
(j)    the certificate described in Section 9.2(c).
3.2    Deliveries by Buyer. At the Closing, in addition to the payments required under Sections 2.2(a)(i) and (ii), Buyer shall deliver, or cause to be delivered, to Sellers the following items:
(a)    the Closing Date Cash Payment;
(b)    an assignment of Units, in the form reasonably acceptable to the Sellers’ Representative, duly executed by Buyer in favor of the Sellers receiving Units, in accordance with Section 2.2(b);
(c)    the Lockup and Registration Rights Agreement, duly executed by Buyer;
(d)    the Escrow Agreement, duly executed by Buyer and the Title Company; and
(e)    the certificate described in Section 9.3(c).

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF THE SELLERS

Each Seller (as to itself, but not as to any other Seller) represents and warrants to Buyer as follows:
4.1    Existence and Good Standing. Such Seller, if not an individual, is a limited partnership or limited liability company, as the case may be, duly formed, validly existing and currently in good standing under the Laws of the State of Delaware. Such Seller has full power and authority to own, lease or otherwise hold its properties and to conduct its business as it is currently being conducted.
4.2    Power and Authority; Enforceability. Such Seller has the requisite power and authority, as applicable, to execute, deliver and perform its obligations under this Agreement and the Ancillary Agreements to which such Seller is a party. The execution and delivery of this Agreement and each of the Ancillary Agreements, and the performance and the completion of the Transactions, by such Seller, if not an individual, has been duly authorized and approved by all required limited liability company or limited partnership (as applicable) action on the part of such Seller. This Agreement and each of the Ancillary Agreements have been duly executed and delivered by such Seller and, assuming due authorization, execution and delivery by Buyer, represents the legal, valid and binding obligation of such Seller enforceable against such Seller in accordance with their respective terms, except as such enforceability is limited by bankruptcy, insolvency, reorganization, moratorium and other similar Laws and principles of equity affecting creditors’ rights and remedies generally.
4.3    Title to Acquired Interests. Such Seller is the sole record and beneficial owner of all of the Acquired Interests set forth opposite his or its name on Exhibit A, and owns such Acquired Interests free and clear of all Liens and restrictions on transfer, except for transfer restrictions created under the Securities Act or state securities Laws or the Organizational Documents of the applicable Acquired Entity, true and complete copies of which Organizational Documents have been provided to Buyer. Except under the Organizational Documents of the applicable Acquired Entity, such Seller (a) has not entered into and is not bound by any Commitment with respect to the Acquired Interests and (b) is not a party to (i) any Contract (other than this Agreement) that could require such Seller to sell, convey, assign, otherwise transfer or create a Lien any of the Acquired Interests, or any part thereof or interest therein, or (ii) any voting trust, proxy, or other agreement or understanding with respect to voting any of the Acquired Interests. Such Seller does not own, directly or indirectly, any Equity Interests, rights exercisable or convertible therefor, or Commitments to acquire Equity Interests (except under the Organizational Documents of the applicable Acquired Entity) in or to the Acquired Entities other than the Acquired Interests owned by such Seller. Other than the Organizational Documents of the applicable Acquired Entity, such Seller is not a party to any Contract that restricts the right to sell, convey, assign, otherwise transfer or create a Lien upon the Acquired Interests or any part thereof or interest therein.
4.4    No Conflicts; Required Filings and Consents. Neither the execution and delivery by such Seller of this Agreement or any Ancillary Agreement to which such Seller is a party, nor the performance by such Seller of its obligations hereunder or thereunder, nor the consummation by such Seller of the Transactions, will (a) violate any provision of the Organizational Documents of such Seller (if not an individual) or the Acquired Entities, (b) violate any Permit, Law, Order, or other restriction of any Governmental Authority to which such Seller, the Acquired Interests of such Seller, or any Acquired Entity, or any of their respective assets or properties is subject or bound, (c) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any Person the right to accelerate, terminate, modify, or cancel, or require any notice under any Contract to which any Seller or any Acquired Entity is a party or by which any Seller, the Acquired Interests of such Seller, or the Acquired Entities or any of their respective assets or properties, is subject or bound, (d) provide any Person other than Buyer with the right to exercise any right of first refusal to purchase or other right to purchase the Acquired Interests of such Seller, or (e) require such Seller to give any notice to, make any filing with, or obtain any Consent of, any third party or Governmental Authority, except, in the cases of the foregoing subsections (a), (b), (c) and (e), as would not, individually or in the aggregate, adversely affect the ability of such Seller to consummate the Transactions or perform its obligations under this Agreement.
4.5    Brokers. Except as set forth on Schedule 4.5, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of such Seller or the Acquired Entities.
4.6    Litigation. There is no Order and no Proceeding pending, or to the Knowledge of such Seller, threatened (by any Person, Governmental Authority or quasi-governmental agency or authority or otherwise) against such Seller or to which such Seller is otherwise a party (a) relating to this Agreement, the Transactions or the Acquired Interests or the Owned Real Property or (b) that would give any Person the right to enjoin or rescind the Transactions or otherwise prevent such Seller from complying with the terms of this Agreement. There are no unsatisfied judgments against any Seller that are reasonably likely to have an adverse effect on such Seller’s performance of its obligations under this Agreement.

4.7    Investment Intention. Such Seller is acquiring the Units for its own account, for investment purposes only and not with a view to the distribution of such Units. Such Seller understands that the sale of the Units has not been registered under the Securities Act and, subject to further restrictions in the Lockup and Registration Rights Agreement, the Units cannot be offered or re-sold until such offer and sale is subsequently registered under the Securities Act of 1933 in accordance with the Lockup and Registration Rights Agreement or unless an exemption from such registration is available to such Seller. Such Seller is an “accredited investor” as that term is defined in Rule 501(a) promulgated under the Securities Act of 1933, as amended.

ARTICLE 5
REPRESENTATIONS AND WARRANTIES RELATING TO THE ACQUIRED ENTITIES

Each Seller jointly and severally represents and warrants to Buyer as follows:
5.1    Existence and Good Standing. Each Acquired Entity is a limited liability company duly formed, validly existing and currently in good standing under the laws of the State of Delaware and is duly authorized, qualified or licensed to do business as a foreign limited liability company and in good standing in each of the jurisdictions in which it is so required to be authorized, qualified or licensed, which jurisdictions are set forth on Schedule 5.1. There is no pending or, to the Sellers’ Knowledge, threatened Proceeding for the dissolution, liquidation, insolvency, or rehabilitation of any Acquired Entity.
5.2    Power and Authority; Enforceability. Each Acquired Entity has the requisite limited liability company power and authority to execute, deliver and perform its obligations under this Agreement and the Ancillary Agreements to which it is a party. The execution and delivery of this Agreement and each of the Ancillary Agreements, and the performance and the completion of the Transactions, by each of the Acquired Entities has been duly authorized and approved by all required limited liability company action on the part of such Acquired Entity and its members. This Agreement and each of the Ancillary Agreements have been duly executed and delivered by each Acquired Entity and, assuming due authorization, execution and delivery by Buyer, represents the legal, valid and binding obligation of such Acquired Entity enforceable against it in accordance with their respective terms, except as such enforceability is limited by bankruptcy, insolvency, reorganization, moratorium and other similar Laws and principles of equity affecting creditors’ rights and remedies generally.
5.3    Capitalization; Subsidiaries. The Acquired Interests are validly issued in accordance with the terms of their respective Limited Liability Company Agreements and registration or qualification provisions of the Securities Act, and any relevant state securities Laws, or pursuant to valid exemptions therefrom. There are no outstanding Commitments of any kind obligating any of the Acquired Entities (i) to issue, deliver or sell, or cause to be issued, delivered or sold, Equity Interests in such Acquired Entity or any securities or obligations convertible into or exchangeable therefor, or (ii) to grant, extend, or enter into any such Commitment. There are no Commitments with respect to the Equity Interests in any of the Acquired Entities, except as may be contained in this Agreement and the Organizational Documents of the Acquired Entities. There are no Contracts (other than the LLC Agreements) with respect to (or which affect) the voting, giving of written Consents with respect to the voting, transfer, conversion, issuance, or registration, of the Equity Interests in any of the Acquired Entities. After giving effect to the Pre-Closing Reorganization, none of the Acquired Entities directly or indirectly owns or controls any Equity Interest in any Person, except that PRE Wildcat Holdings owns 2,277,623.46 Class A Units of membership interest in PBS Holdings and PBS Holdings owns 100% of the membership interest in the Company.
5.4    No Conflicts; Required Filings and Consents. Except as set forth in Schedule 5.4, neither the execution and delivery by any of the Acquired Entities of this Agreement or any Ancillary Agreement to which it is a party, nor the performance by any of the Acquired Entities of its obligations hereunder or thereunder, nor the consummation by the any of the Acquired Entities of the Transactions, will (i) violate any provision of the Organizational Documents of such Acquired Entity or any Permit, Law, Order, or other restriction of any Governmental Authority to which such Acquired Entity, the Acquired Interests, or such Acquired Entity’s assets or properties, is subject or bound, (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any Person the right to accelerate, terminate, modify, or cancel, or require any notice under any material Contract to which such Acquired Entity is a party or by which such Acquired Entity, the Acquired Interests, or such Acquired Entity’s assets or properties, is subject or bound, (iii) provide any Person other than Buyer with the right to exercise any right of first refusal to purchase or other right to purchase the Acquired Interests, or (iv) require such Acquired Entity to give any notice to, make any filing with, or obtain any Consent of, any third party or Governmental Authority, in each case except as would not, individually or in the aggregate, adversely affect the ability of such Acquired Entity to consummate the Transactions or perform such Acquired Entity’s obligations under this Agreement.
5.5    Taxes. Except as set forth on Schedule 5.5:
(a)    All Tax Returns required to be filed by or with respect to the Acquired Entities have been timely filed in accordance with all applicable Laws. All such Tax Returns correctly and completely reflect the income, business, assets, operations, activities and status of the Acquired Entities, as applicable, and were prepared in compliance with all applicable Laws.
(b)    None of the Acquired Entities is currently a beneficiary of any extension of time within which to file any Tax Return.
(c)    All Taxes required to be paid by or with respect to the Acquired Entities have been timely paid in full.
(d)    The Acquired Entities have withheld and remitted to the appropriate Governmental Authority all Taxes required to have been withheld and remitted in connection with amounts paid or owing to any employee, independent contractor, creditor, member or other Person. The Acquired Entities have properly received and maintained any and all certificates, forms, and other documents required by Law for any exemption from withholding and remitting any Taxes.
(e)    No claim has been made by any Governmental Authority in any jurisdiction where any Acquired Entity does not file Tax Returns that it is, or may be, subject to Tax by that jurisdiction.
(f)    No Tax Return of any Acquired Entity has ever been audited, examined or otherwise contested by any Governmental Authority, and no adjustment relating to any Tax Return has been proposed in writing by any Governmental Authority.
(g)    None of the Acquired Entities has entered into an agreement or waiver extending any statute of limitations with respect to Taxes, agreed to any extension of time with respect to a Tax assessment or deficiency, or entered into any closing agreement under applicable Tax Law.
(h)    There is no Proceeding commenced, ongoing, pending or threatened against or with respect to the Acquired Entities in respect of any Tax or for which any Acquired Entity may be liable, and no notice from any Governmental Authority indicating an intent to open a Proceeding pertaining to Taxes of or with respect to any Acquired Entity has been received by such Acquired Entity or any Seller. No Governmental Authority is now asserting or threatening to assert against any Acquired Entity any claim for additional or unpaid Taxes, and there is no basis for the assertion by any Governmental Authority of any such claim for additional or unpaid Taxes. No power of attorney granted by or with respect to any Acquired Entity with respect to any Tax is currently in force.
(i)    Except for Liens for Taxes not yet due and payable, (i) there are no Liens for Taxes upon the assets or properties of the Acquired Entities, and (ii) no claim for unpaid Taxes has been made by any Governmental Authority that could give rise to any such Lien.
(j)    None of the Acquired Entities has been a member of an affiliated, combined, consolidated, unitary, or aggregate Tax group for purposes of filing any Tax Return or otherwise has any potential Liability with respect to the Taxes of any other Person as a result of having been a member of an affiliated, combined, consolidated, unitary, or aggregate group for Tax purposes, including pursuant to Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Tax Law). None of the Acquired Entities has any Liability for the Taxes of any Person (other than such Acquired Entity) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Tax Law), as a transferee or successor, by Contract, pursuant to any Law, or otherwise.
(k)    None of the Acquired Entities is a party to, bound by or has any obligation under any Tax sharing, allocation or indemnity agreement, arrangement or similar Contract.
(l)    PBS Holdings and PRE Wildcat Holdings are, and have at all times since their formation been and until the Closing will be, classified as partnerships for U.S. federal income tax purposes (and, where applicable, state, local, and foreign Tax purposes), and no election has been filed or made, or will be file or made, to change such classification for U.S. federal income tax purposes (and, where applicable, state, local, and foreign Tax purposes).
(m)    The Company is, and has at all times since its formation been and until the Closing will be, disregarded as an entity separate from PBS Holdings for U.S. federal income tax purposes (and, where applicable, state, local, and foreign Tax purposes), and no election has been filed or made, or will be file or made, to change such classification for U.S. federal income tax purposes (and, where applicable, state, local, and foreign Tax purposes).
(n)    None of the Acquired Entities has participated in, is currently not participating in, or does not have any Liability for the payment of any Tax resulting from a Person’s participation in: (i) any “reportable transaction”, as defined in Section 6707A(c)(1) of the Code and Treasury Regulation Section 1.6011-4(b), or (ii) any transaction requiring disclosure under a corresponding or similar provision of state, local or foreign Tax Law.
(o)    To the Knowledge of Sellers, (i) there are no Tax abatements, phase-ins, or exemptions affecting the Owned Real Property, (ii) no Proceedings are pending for an increase in the assessed valuation of the Owned Real Property for property Tax purposes, and (iii) there are no property Tax valuation appeals pending with respect to the Owned Real Property.
5.6    Real Property.
(a)    Schedule 5.6(a) sets forth a complete and accurate list and legal description of each parcel of Owned Real Property. The Company does not make any representations or warranties in this Agreement or otherwise with respect to its fee simple title to the Owned Real Property, and Buyer shall rely solely on the representations and warranties to the Company that are set forth in the Deed to the Owned Real Property. Except as expressly set forth in this Section 5.6(a) and the Deed to the Owned Real Property, Buyer is acquiring the Owned Real Property on an “as is, where is” basis.

(b)    The Company does not have any leasehold or subleasehold estates or any other rights to use or occupy any land, buildings, structure, improvements, fixtures or other interest in real property other than its ownership of the Owned Real Property.
(c)    The Company has not received any written notice of violation of any zoning, subdivision or other land use, structural safety, or other similar Law, and to the Knowledge of Sellers, there is no basis for the issuance of any such notice or taking of any action for such violation. To the Knowledge of Sellers, there are no pending or threatened (i) requests, applications or proceedings to alter or restrict any zoning or other use restrictions applicable to any of the Owned Real Property, (ii) condemnation proceedings that would affect any of the Owned Real Property, or (iii) public improvements that would result in any material charge being levied or assessed against, or would result in the creation of any material Lien upon, any of the Owned Real Property. To the Knowledge of Sellers, there are no other matters materially and adversely affecting the current or Sellers’ intended use and occupancy of the Owned Real Property.
5.7    Company Contracts.
(a)    Schedule 5.7(a) sets forth each Contract to which any Acquired Entity is party or to which any of the assets of any Acquired Entity is bound, including, without limitation, all agreements, options or other arrangements with respect to the acquisition or lease of real property by an Acquired Entity, and any leases, subleases, licenses, concession or other agreements, written or oral, with respect to any real property and each policy of insurance maintained by the Company or under which the Company, the Company Business, or any assets, properties, directors or officers (in such capacity) thereof are covered, (collectively, the “Company Contracts”).
(b)    The Sellers have provided to Buyer true, correct and complete copies of each Company Contract, including any and all amendments, supplements and modifications thereto. Each Company Contract is a valid, binding and enforceable obligation of the Acquired Entity party thereto and, to the Knowledge of Sellers, the other parties thereto, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, liquidation, fraudulent conveyance and other similar Laws and principles of equity affecting creditors’ rights and remedies generally. There are no existing defaults or any events which have occurred which, with or without notice or lapse of time or both, would constitute a material default under any of the Company Contracts by the Acquired Entity party thereto, or to the Knowledge of Sellers, by any other party thereto. No counterparty to any Company Contract has provided any Acquired Entity written notice of any plan or intention, or to the Knowledge of Sellers, has threatened, to terminate, cancel, materially modify or not renew a Company Contract.
(c)    The Sellers have provided Buyer with a current draft or written summary of each Contract any Acquired Entity is currently negotiating with a third party.
5.8    Brokers. Except as set forth on Schedule 5.8, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of any of the Acquired Entities.

ARTICLE 6
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to each Seller as follows:

6.1    Existence and Good Standing. Buyer is a limited partnership duly formed, validly existing and in good standing under the laws of the State of Delaware.
6.2    Power. Buyer has the limited partnership power and authority to execute, deliver and perform fully its obligations under this Agreement and the Ancillary Agreements.
6.3    Validity and Enforceability. Buyer has the requisite power and authority to execute, deliver and perform its obligations under this Agreement and the Ancillary Agreements to which it is a party. The execution and delivery of this Agreement and each of the Ancillary Agreements, and the performance and the completion of the Transactions, by Buyer has been duly authorized and approved by all required action on the part of Buyer. This Agreement and each of the Ancillary Agreements have been duly executed and delivered by Buyer and, assuming due authorization, execution and delivery by the other parties hereto, represents the legal, valid and binding obligation of Buyer enforceable against Buyer in accordance with their respective terms, except as such enforceability is limited by bankruptcy, insolvency, reorganization, moratorium and other similar Laws and principles of equity affecting creditors’ rights and remedies generally.
6.4    No Conflict; Required Filings and Consents. Neither the execution and delivery by Buyer of this Agreement or any Ancillary Agreement to which Buyer is a party, nor the performance by Buyer of its obligations hereunder or thereunder, nor the consummation by Buyer of the Transactions, will (i) violate any provision of the Organizational Documents of Buyer, (ii) violate any Permit, Law, Order, or other restriction of any Governmental Authority to which Buyer is subject or bound, (iii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any Person the right to accelerate, terminate, modify, or cancel, or require any notice under any material Contract to which Buyer is a party or by which Buyer is subject or bound, or (iv) require Buyer to give any notice to, make any filing with, or obtain any Consent of, any third party or Governmental Authority, in each case except as would not, individually or in the aggregate, adversely affect the ability of Buyer to consummate the Transactions or perform Buyer’s obligations under this Agreement.
6.5    Issued Units. The Issued Units have been duly authorized by Buyer and, when issued and delivered at the Closing in accordance with the terms of this Agreement, will be validly issued and fully paid.
6.6    Investment Intention. Buyer is acquiring the Acquired Interests for its own account, for investment purposes only and not with a view to the distribution of such Acquired Interests. Buyer understands that the sale of the Acquired Interests has not been registered under the Securities Act of 1933, and the Acquired Interests cannot be offered or re-sold unless such offer and sale is subsequently registered under the Securities Act of 1933 or an exemption from such registration is available to Buyer.
6.7    Brokers. No Person has acted directly or indirectly as a broker, finder or financial advisor for Buyer in connection with the negotiations relating to the Transactions, and no Person is entitled to any fee or commission or like payment in respect thereof based in any way on any agreement, arrangement or understanding made by or on behalf of Buyer.
6.8    Financing. No later than two Business Days after the date of this Agreement, Buyer will enter into, and provide to Sellers’ Representative a true, correct and complete copy of that certain underwriting agreement (the “Underwriting Agreement”) in respect of a public offering of its common units of limited partnership interest under its current S-3 shelf registration in an amount sufficient to finance the Cash Purchase Price (the “Offering”). Assuming the completion of the Offering in accordance with the terms of the Underwriting Agreement, the proceeds of the Offering will be sufficient to satisfy Buyer’s obligation to pay the Cash Purchase Price at the Closing.

ARTICLE 7
COVENANTS

7.1    Conduct of Business Prior to the Closing. From the date hereof until the Closing, except as otherwise provided in this Agreement or consented to in writing by Buyer, the Sellers shall, and shall cause the Acquired Entities to: (a) conduct the business of the Acquired Entities in the Ordinary Course of Business; and (b) use commercially reasonable efforts to preserve intact its material business relationships with prospective customers, suppliers, and other Persons having business dealings with it. Without limiting the generality of the foregoing, from the date hereof until the Closing Date, except as set forth on Schedule 7.1, the Sellers shall:
(a)    cause the Acquired Entities to preserve and maintain all of their respective Permits;
(b)    cause the Acquired Entities to pay their respective debts, Taxes and other obligations when due;
(c)    cause the Acquired Entities to use commercially reasonable efforts to preserve and maintain the Owned Real Property in the same condition as it was on the date of this Agreement;
(d)    cause the Acquired Entities to continue in full force and effect without modification of any insurance policies, except as required by applicable Law;
(e)    cause the Acquired Entities to use commercially reasonable efforts to defend and protect their respective properties and assets, if any, from infringement or usurpation;
(f)    cause the Acquired Entities to satisfy any and all conditions set forth in the Title Commitment required for the issuance of the Title Policy;
(g)    cause the Acquired Entities to perform all obligations under all Contracts to which they are parties;
(h)    cause the Acquired Entities to maintain their respective books and records in accordance with past practice;
(i)    cause the Acquired Entities to comply in all material respects with all applicable Laws;
(j)    not cause or permit the Acquired Entities to amend their respective Organizational Documents, except in connection with the Pre-Closing Reorganization;
(k)    cause the Acquired Entities to terminate all Contracts other than those set forth in Schedule 7.1(k) and, prior to Closing, bear, pay, and perform all liabilities and obligations arising as a result of such terminations;
(l)    not cause or permit any of the Acquired Entities to enter into any (i) any customer, supply or other material Contract that is not terminable (without penalty or fees) upon 30 days’ notice at such Acquired Entity’s option or (ii) Contract with respect to the sale of any real property interest of such Acquired Entity, without written consent of Buyer;

(m)    with respect to the Acquired Entities, (i) not make or revoke any material election in respect of Taxes, (ii) not incur any liability for Taxes other than in the ordinary course of business, (iii) not settle any claim or assessment in respect of Taxes, (iv) not consent to the extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes with any Governmental Authority, or (v) not surrender any right to claim a refund of Taxes; and
(n)    not cause or permit the Acquired Entities to take any action that would cause a representation under Article 4 or Article 5 to be untrue at Closing.
7.2    Access to Information. From the date hereof until the Closing, the Sellers shall, and shall cause the Acquired Entities to: (a) afford Buyer and its Representatives reasonable access to and the reasonable opportunity to inspect all of the Owned Real Property, assets, premises, books and records, contracts, agreements and other documents and data related to the Acquired Entities; (b) furnish Buyer and its Representatives with such financial, operating and other data and information related to the Acquired Entities as Buyer or any of its Representatives may reasonably request; and (c) instruct the Representatives of Sellers and the Acquired Entities to cooperate in all reasonable respects with Buyer in its investigation of the Acquired Entities and the Owned Real Property; provided, however, that any such access, inspection or investigation shall be conducted with reasonable advance notice to the Sellers’ Representative, under the supervision of Sellers’ designated personnel and in such a manner as not to unreasonably interfere with the normal operations of the Acquired Entities. All requests by Buyer for access, inspection, investigation, information or documents pursuant to this Section 7.2 shall be submitted or directed exclusively to the Sellers’ Representative or such other individuals as the Sellers’ Representative may designate in writing from time to time. Notwithstanding anything to the contrary in this Agreement, neither the Sellers nor the Acquired Entities shall be required to disclose any information to Buyer if such disclosure would be reasonably likely to: (i) cause significant competitive harm to the Acquired Entities or the Company Business if the Transactions are not consummated, provided that disclosure of the Transactions and the Company Business after Closing shall be deemed not to cause competitive harm; (ii) jeopardize attorney-client privilege; or (iii) contravene any applicable Law, fiduciary duty or Contract entered into prior to the date of this Agreement.
7.3    Notification of Certain Matters. From time to time prior to the Closing, each party shall promptly notify the other party of the occurrence or non-occurrence of any event or circumstance, or knowledge of any fact, that indicates (a) that any of the representations and warranties or such party set forth herein are reasonably expected not to be or will not be as of the Closing, or are not, true and correct after obtaining actual knowledge thereof, (b) any failure on its part to comply with, in any material respect, any covenant or agreement to be complied with by it pursuant hereto or (c) any other circumstance that would reasonably be expected to prevent any condition to the Closing to be satisfied (any such notification, a “Required Notification”); provided, however, that in each case, such disclosure shall not be deemed to (i) amend or supplement the Disclosure Schedule, (ii) cure any breach of such representation, warranty, covenant or agreement, or (iii) otherwise limit or affect in any way the remedies available hereunder to the party receiving such notice (including, without limitation, the right to seek indemnification under Article 11 with respect to the subject matter of such Required Notification.
7.4    Confidentiality. In addition to and without in any way limiting the provisions of the Confidentiality Agreement, each party covenants and agrees that the terms of this Agreement and all information received pursuant to this Agreement shall, from and after the date hereof, be kept in strict confidence by such party and such party shall not disclose any such information to any third party. Such confidentiality shall be maintained to the same extent as such party maintains its own confidential information and shall be maintained until such time, if any, as any such data or information either is, or becomes, published or a matter of public knowledge through no fault or omission on the part of such party. Notwithstanding the preceding two sentences, each party shall be permitted to make any such disclosure (a) to such party’s officers, directors, managers, partners, equity holders, agents, advisors, attorneys or other representatives who legitimately need to know such information and who agree to keep such information confidential and are made aware of such party’s obligations of confidentiality under this Agreement, or (b) to the extent requested by a Governmental Authority or required by applicable Law or legal process.
7.5    No Public Announcement. Unless otherwise required by applicable Law, no press release or public announcement related to this Agreement or the Transactions, or, prior to the Closing, any other announcement or communication to the customers, suppliers or vendors of the Acquired Entities, shall be issued or made by any party, in each case without the joint approval of Buyer and Sellers’ Representative, which approval shall not be unreasonably withheld or delayed, provided, however, that the foregoing restrictions shall not restrict or prohibit (a) any party from making announcements or disclosures to its officers, directors, partners, employees, equity holders, attorneys, financing resources and other advisors, provided, that the disclosing party shall be liable to the other party for any unauthorized disclosure regarding this Agreement or the Transactions or (b) either party from making any announcement or disclosure related to this Agreement or the Transactions and the terms thereof to the extent its legal counsel advises it that it is legally required to make such announcement or disclosure.
7.6    Non-Competition; Non-Solicitation.
(a)    During the period beginning on the Closing Date and ending on the fifth anniversary of the Closing Date, each Seller hereby agrees not to, directly or indirectly, alone or as a partner, joint venturer or equity interest holder of any Person, (i) engage in or assist others in engaging in a Competing Business; (ii) have an interest in any Person that engages directly or indirectly in a Competing Business, including as a partner, shareholder, member, employee, principal, agent, trustee or consultant; or (iii) intentionally interfere in any material respect with the business relationships (whether formed prior to or after the date of this Agreement) between any Acquired Entity and customers or suppliers of the Acquired Entities. Notwithstanding the foregoing, the provisions of this Section 7.6 shall not prohibit any Seller from (x) making passive investments in entities the equity of which is traded on a regulated stock exchange but only to the extent such Seller owns no more than two percent of the outstanding stock thereof or (y) being employed by, providing services to, advising, managing or owning a direct or indirect equity interest in Wildcat Minerals LLC and its subsidiaries, so long as none of Wildcat Minerals LLC or its subsidiaries engages in a Competing Business.
(b)    During the period beginning on the Closing Date and ending on the fifth anniversary of the Closing Date, the Sellers shall not, and shall not permit any of their Affiliates to, directly or indirectly, hire any Person employed on a salary (not hourly) basis by the Acquired Entities (other than any Seller), solicit any Person employed by the Acquired Entities (other than any Seller) or encourage any such employee to leave such employment or hire any such employee who has left such employment, except for general solicitations which are not directed specifically to any such employees, provided that Sellers and their Affiliates shall continue to be restricted from hiring anyone that responds to such solicitation.
(c)    During the period beginning on the Closing Date and ending on the fifth anniversary of the Closing Date, the Sellers shall not, and shall not permit any of their Affiliates to, directly or indirectly, solicit or entice, or attempt to solicit or entice, any clients or customers of the Acquired Entities or potential clients or customers of the Acquired Entities for purposes of diverting their business or services from the Acquired Entities; provided Sellers shall not be deemed to violate this Section 7.6(b) solely due to Wildcat Minerals LLC or any of its subsidiaries (i) buying and reselling proppant sand outside a 250-mile radius from the boundaries of the Owned Real Property; provided, that, for the avoidance of doubt, any such proppant sand is resold to a buyer and location outside such 250-mile radius, or (ii) engaging in proppant transloading, trucking and storage services.
(d)    Each of Sellers acknowledges that a breach or threatened breach of this Section 7.6 would give rise to irreparable harm to Buyer, for which monetary damages would not be an adequate remedy, and hereby agrees that in the event of a breach or a threatened breach by any Seller of any such obligations, Buyer shall, in addition to any and all other rights and remedies that may be available to it in respect of such breach, be entitled to seek equitable relief, including a temporary restraining order, an injunction, specific performance and any other relief that may be available from a court of competent jurisdiction (without any requirement to post bond).
(e)    The Sellers acknowledge that the restrictions contained in this Section 7.6 are reasonable and necessary to protect the legitimate interests of Buyer and constitute a material inducement to Buyer to enter into this Agreement and consummate the Transactions. In the event that any covenant contained in this Section 7.6 should ever be adjudicated to exceed the time, geographic, product or service, or other limitations permitted by applicable Law in any jurisdiction, then any court is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time, geographic, product or service, or other limitations permitted by applicable Law. The covenants contained in this Section 7.6 and each provision hereof are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.
7.7    Exclusive Dealing.
(a)    During the period from the date of this Agreement until the earlier of (i) the date this Agreement is terminated in accordance with Article 10 and (ii) the Closing Date, neither the Sellers, nor any of their Affiliates (including the Acquired Entities) shall take any action, directly or indirectly, to solicit or engage in discussions or negotiations with, or provide any information to, any Person, other than Buyer (and its Affiliates and Representatives), concerning the purchase of the Acquired Entities (whether by merger, sale of assets, sale of equity, refinancing, recapitalization or other similar transaction).
(b)    Buyer acknowledges that the mere receipt by any Seller or the Acquired Entities or any of their Representatives of an unsolicited inquiry or proposal regarding any transaction of the type described in this Section 7.7 will not constitute a breach of the Sellers’ obligations under this Section 7.7, so long as the Sellers do not otherwise violate any of the covenants imposed upon the Sellers under this Section 7.7. The Sellers shall promptly advise Buyer orally and in writing of any proposal regarding any transaction of the type described in this Section 7.7, subject to any obligations of confidentiality owed to the Person making such proposal.
7.8    Efforts to Close. Subject to the terms and conditions hereof, Buyer and the Sellers shall use commercially reasonable efforts to (a) take or cause to be taken all actions, and to do or cause to be done all other things, necessary, proper or advisable to expeditiously satisfy the closing conditions set forth in Article 9 and to consummate the Transactions as promptly as practicable, and (b) obtain in a timely manner all necessary waivers, consents and approvals and to effect all necessary registrations and filings in connection with the foregoing.
7.9    Post-Closing Information. For a period of six years following the Closing, or such shorter period that records are required to be retained by applicable Law, Buyer shall, and shall cause the Acquired Entities and any applicable Affiliates of Buyer to, (i) retain all books, records and other documents of the

Acquired Entities relating to periods prior to the Closing and (ii) provide to the Sellers and/or their respective Representatives and Affiliates reasonable access to such books, records and other documents, following receipt of a reasonable, written request therefor, to the extent necessary for each Seller or its Affiliates to prepare for, prosecute or defend against any Proceeding related to the Acquired Entities or the Company Business, or to enable the Sellers, their Affiliates, and their respective Representatives to prepare, complete and file all required federal, State and local Tax Returns in accordance with applicable Law with respect to the period before Closing.
7.10    Pre-Closing Reorganization. Prior to the Closing, PRE III shall cause PRE Wildcat Holdings to distribute to its members all of the assets of PRE Wildcat Holdings (including all membership interest of Wildcat Minerals Holdings, LLC owned by PRE Wildcat Holdings) other than the PBS Holdings Interest owned by PRE Wildcat Holdings (the “Pre-Closing Reorganization”).
7.11    Further Assurances. Subject to the terms and conditions of this Agreement, each party agrees, from time to time as and when requested by any other party, to execute and deliver, or cause to be executed and delivered, all such documents, and to use commercially reasonable efforts to take, or cause to be taken, all such further or other appropriate actions and to do, or cause to be done, all other things, as such other party may reasonably deem necessary or desirable to carry out the provisions of this Agreement and give effect to the Transactions.
7.12    Financing. During the period from the date of this Agreement until the earlier of the date this Agreement is terminated pursuant to Section 10.1 and the Closing Date, Buyer shall use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things, necessary, proper or advisable to complete the Offering on the terms and conditions described in the Underwriting Agreement.

ARTICLE 8
TAX MATTERS

8.1    Apportionment of Straddle Period Taxes. The portion of Taxes attributable to a Straddle Period that are allocated to the Pre-Closing Tax Period of such Straddle Period shall be determined as follows:
(a)    in the case of any real property, personal property, ad valorem and similar Taxes (“Property Tax”), the amount of such Property Tax attributable to the Pre-Closing Tax Period of such Straddle Period shall be deemed to be the amount of such Property Tax for the entire Straddle Period, multiplied by a fraction, the numerator of which is the number of days in such Straddle Period ending on and including the Closing Date, and the denominator of which is the number of total days in the entire Straddle Period; and
(b)    in the case of any Tax that is based on income, sales, revenue, production or similar items, or other Taxes that are not Property Taxes, the amount of any such Tax that is attributable to the Pre-Closing Tax Period of such Straddle Period shall be determined based on an interim closing of the books as of and including the Closing Date.
8.2    Final Federal Partnership Returns. The Sellers shall, at their own cost and expense, prepare or cause to be prepared (in a manner consistent with past custom and practice except as otherwise required by Law), and timely file or cause to be timely filed, (i) the U.S. Internal Revenue Service Forms 1065, U.S. Return of Partnership Income, of PBS Holdings and PRE Wildcat Holdings for the taxable period ending on the Closing Date (the “Final Federal Partnership Returns”). The Sellers shall deliver a copy of the Final Federal Partnership Return, together with all supporting documentation and workpapers, to

Buyer for Buyer’s review and reasonable comments at least 30 prior to the due date for filing the Final Federal Partnership Returns. If Buyer has any reasonable comments to the Final Federal Partnership Returns, Buyer shall, at least five days prior to the due date for filing the Final Federal Partnership Returns, notify the Sellers’ Representative of any such comments, and the Sellers shall incorporate or cause to be incorporated any such comments into the Final Federal Partnership Returns that is filed with the U.S. Internal Revenue Service. Notwithstanding anything contained in this agreement to the contrary, as a protective matter, PBS Holdings shall make an election under Section 754 of the Code on the Final Federal Partnership Returns.
8.3    Transfer Taxes. All transfer, documentary, sales, use, stamp, registration, recording, value added and other such Taxes incurred in connection with consummation of the Transactions (“Transfer Taxes”) are to be borne one-half by the Buyer and one-half by the Sellers. The Buyer shall prepare and cause to be filed any and all Tax Returns and other documentation relating to Transfer Taxes shall be prepared and caused to be filed by the Buyer, and the Sellers shall cooperate in the preparation and filing of any such Tax Returns. All costs attributable to preparation and filing of any such Tax Returns shall be borne one-half by the Buyer and one-half by the Sellers. Each Party agrees to use its commercially reasonable efforts to mitigate, reduce or eliminate any Transfer Taxes.
8.4    Cooperation. Each of Buyer and the Sellers shall, and shall cause their respective Affiliates to, cooperate fully, as and to the extent reasonably requested by the other, in connection with the filing of Tax Returns of or with respect to the Acquired Entities and any Proceeding in respect of Taxes of or with respect to the Acquired Entities. Such cooperation shall include the retention and (upon the request of the other party) the provision of records and information that are reasonably relevant to any such Tax Returns or Proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Each Seller agrees to, and agrees to cause its Affiliates to, (i) retain all books and records in its possession with respect to Tax matters relating to the Acquired Entities for any Tax period beginning on or before the Closing Date until the expiration of the statute of limitations of the Tax periods to which such Tax Returns and other documents relate, without regard to extensions except to the extent notified by Buyer in writing of such extensions for the respective Tax periods, and (ii) to give Buyer reasonable written notice prior to transferring, destroying or discarding any such books and records and, if Buyer so requests, to allow Buyer to take possession of such books and records. A Seller shall give prompt written notice to Buyer if such Seller (or any Affiliate of such Seller) receives any communication or notice with respect to any Proceeding relating to the Taxes of or attributable to the Acquired Entities that, if pursued successfully, could result in or give rise to, or could reasonably be expected to result in or give rise to, Liability of Buyer, the Acquired Entities or any of their Affiliates for Taxes. Each of Buyer and the Sellers further agrees, upon request, to use commercially reasonable efforts to obtain any certificate or other document from any Governmental Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed on any party (or its Affiliates), including with respect to the Transactions.
ARTICLE 9
CONDITIONS PRECEDENT
9.1    Condition to Obligations of All Parties. The obligations of each of Buyer and the Sellers to consummate the Transactions shall be subject to the satisfaction, at or prior to the Closing, of the condition that the consummation of the Transactions shall not be restrained, enjoined or prohibited by any Order and there shall not have been any Law enacted, promulgated or deemed applicable to the Transactions by any Governmental Authority that prevents the consummation of the Transactions or has the effect of making such consummation thereof illegal.

9.2    Conditions to Obligations of Buyer. The obligations of Buyer to consummate the Transactions shall be subject to the fulfillment or Buyer’s waiver, at or prior to the Closing, of each of the following conditions:
(a)    the representations and warranties of the Sellers contained in Article 4 and Article 5 (other than the representations and warranties contained in Section 5.7 (Company Contracts) with respect to any Contract other than the Sand Purchase Contract, the truth or accuracy of which Contracts (other than the Sand Purchase Contract) shall not be a condition to Buyer’s obligations to consummate the Transactions) shall have been true and correct in all material respects as of the date hereof and as of the Closing Date, provided, however, that with respect to any representations and warranties that are qualified by materiality or “Company Material Adverse Effect,” or similar references, such representations and warranties shall be true and correct in all respects as of the date hereof and as of the Closing Date;
(b)    the Sellers shall have duly performed and complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it prior to or on the Closing Date; provided, that, with respect to agreements and covenants that are qualified by materiality, the Sellers shall have performed such agreements and covenants in all respects;
(c)    Buyer shall have received a certificate, dated as of the Closing Date and signed by each of the Sellers, that each of the conditions set forth in Sections 9.2(a) and 9.2(b) have been satisfied;
(d)    the Sellers shall have delivered, or caused the delivery of, all the certificates, instruments, agreements and other documents required to be delivered to Buyer pursuant to Section 3.1;
(e)    the Seller shall have caused the Acquired Entities to have $0.00 in cash and cash equivalents and no Indebtedness, other than the Underwood Notes and the PRE Notes, which shall be repaid contemporaneously with or immediately after the Closing with the proceeds of the Cash Purchase Price.
(f)    the Title Commitment shall remain in effect as of the Closing Date;
(g)    no Proceeding shall have been commenced or threatened against Buyer, any of the Sellers or the Acquired Entities, which shall seek to restrain, prohibit or invalidate the Transactions, provided such Proceeding is not disclosed in this Agreement. No injunction or restraining order shall have been issued by any Governmental Authority, and be in effect, which restrains or prohibits any of the Transactions;
(h)    all approvals, consents and waivers that are listed on Schedule 5.4 shall have been received, and executed counterparts thereof (where applicable) shall have been delivered to Buyer at or prior to the Closing; and
(i)    from the date of this Agreement, there shall not have occurred any Company Material Adverse Effect, nor shall any event or events have occurred that, individually or in the aggregate, with or without the lapse of time, could reasonably be expected to result in a Company Material Adverse Effect; and
(j)    Buyer shall have completed a public offering of common units from its shelf registration statement producing net proceeds sufficient to pay at least the Cash Purchase Price.

9.3    Conditions to Obligations of the Sellers. The obligations of the Sellers to consummate the Transactions shall be subject to the fulfillment or waiver of the Sellers’ Representative, at or prior to the Closing, of each of the following conditions:
(a)    the representations and warranties of Buyer contained in Article 6 shall have been true and correct in all material respects as of the date hereof and as of the Closing Date, provided, that, with respect to any representations and warranties that are qualified by materiality, “Buyer Material Adverse Effect,” or similar references, such representations and warranties shall be true and correct in all respects as of the date hereof and as of the Closing Date;
(b)    Buyer shall have duly performed and complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it prior to or on the Closing Date;
(c)    the Sellers’ Representative shall have received a certificate, dated as of the Closing Date and signed by a duly authorized officer of Buyer, that each of the conditions set forth in Sections 9.3(a) and 9.3(b) have been satisfied;
(d)    no Proceeding shall have been commenced or threatened against Buyer, which shall seek to restrain, prohibit or invalidate the Transactions; and
(e)    Buyer shall have delivered, or caused the delivery of, all the funds, certificates, instruments, agreements and other documents required to be delivered to the Seller pursuant to Section 3.2.
9.4    Frustration of Closing Conditions. Neither Buyer nor the Sellers may rely on the failure of any condition set forth in this Article 9 to be satisfied if such failure was caused by such party’s bad faith actions or such party’s breach of this Agreement, including such party’s failure to use commercially reasonable efforts to cause the Closing to occur in accordance with Section 7.8 and Section 7.12.
ARTICLE 10
TERMINATION
10.1    Termination. This Agreement may be terminated at any time prior to the Closing:
(a)    by the mutual written consent of Buyer and the Sellers’ Representative;
(b)    by Buyer or the Sellers’ Representative by written notice to the other if the Closing does not occur on or before March 31, 2017 (the “End Date”); provided, however, that the right to terminate this Agreement under this clause (b) shall not be available to any party whose material breach of a representation, warranty, covenant or agreement under this Agreement has been the cause of or resulted in the failure of the Closing to occur on or before such date;
(c)    by Buyer by written notice to the Sellers’ Representative if Buyer is not then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by any Seller pursuant to this Agreement that would give rise to the failure of any of Buyer’s conditions specified in Section 9.1 or 9.2, and such breach, inaccuracy or failure cannot be cured by the Sellers by the End Date;

(d)    by the Sellers’ Representative by written notice to Buyer if no Seller is then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Buyer pursuant to this Agreement that would give rise to the failure of any of the Seller’s conditions specified in Section 9.1 or 9.3 and such breach, inaccuracy or failure cannot be cured by Buyer by the End Date;
(e)    as described in Section 10.2(b); or
(f)    by Buyer or the Sellers’ Representative if (i) there shall be any Law that makes consummation of the Transactions illegal or otherwise prohibited, or (ii) any Governmental Authority shall have issued an Order permanently restraining or enjoining the Transactions and such Order shall have become final and non-appealable.
10.2    Effect of Termination.
(a)    In the event of termination of this Agreement as provided in Section 10.1, this Agreement shall immediately become void and there shall be no liability or obligation on the part of Buyer (other than pursuant to Section 10.2(b)) or the Sellers or their respective officers, directors, stockholders or Affiliates; provided, however, that the provisions of Sections 7.4 (Confidentiality), 7.5 (No Public Announcement) and 10.3 (Remedies), and Article 13 shall remain in full force and effect and survive any termination of this Agreement. In addition, if this Agreement is terminated in accordance with Section 10.1, Buyer and the Sellers agree that the term of the Confidentiality Agreement shall be extended for a period of one year from the date of such termination. Notwithstanding anything to the contrary, no such termination of this Agreement as provided in Section 10.1 shall prevent or restrict any party’s right to assert claims under this Agreement or recover Losses for breaches of representations, warranties and covenants prior to such termination.
(b)    If the condition set forth in Section 9.2(j) has not been satisfied on or prior to the Financing Date (unless such failure occurs during or follows the New York Stock Exchange’s cessation of all equity trading for two consecutive trading days) and all other conditions set forth in Sections 9.1 and 9.2 have been satisfied or waived as of the Financing Date (excluding conditions that by their terms are to be satisfied at the Closing; provided that such conditions are capable of being satisfied as of the Closing Date) and Buyer does not satisfy its obligation to close the Transactions at such time, then Buyer shall pay to the Sellers $10,000,000 (the “Termination Fee”), by wire transfer of immediately available funds to an account designated by the Sellers’ Representative, no later than five Business Days after the Financing Date. The Sellers and the Acquired Entities agree that if the Termination Fee is actually paid, then this Agreement shall automatically terminate and notwithstanding anything to the contrary in this Agreement, prior to the Closing, the remedy provided for in the prior sentence shall be the sole and exclusive remedy of the Sellers and the Acquired Entities against Buyer for, and in no event will the Sellers and the Acquired Entities seek to recover any other money damages or seek any other remedy based on a claim in law or equity with respect to, (i) any Losses suffered as a result of the failure of the Closing to be consummated, (ii) the termination of this Agreement, (iii) any Liabilities or obligations arising under this Agreement, or (iv) any claims or Proceedings arising out of or relating to any breach, termination or failure of Buyer under this Agreement. Each of the parties further acknowledges that the payment of the Termination Fee by Buyer is not a penalty, but in each case is liquidated damages in a reasonable amount that will compensate the Sellers and the Acquired Entities in the circumstances in which such fees are payable for the efforts and resources expended and the opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Transactions, which amount would otherwise be impossible to calculate with precision.

10.3    Remedies. Except as provided in Section 10.2(b), any party hereto terminating this Agreement pursuant to Section 10.1 shall have, in addition to all other remedies available hereunder and under applicable Law, the right to recover Losses sustained by such party as a result of any bad faith intentional breach by the other party of any representation, warranty, covenant or agreement contained in this Agreement or for Fraud; provided, however, that the party seeking relief is not in breach of any representation, warranty, covenant or agreement contained in this Agreement under circumstances which would have permitted the other party to terminate the Agreement under Section 10.1.

ARTICLE 11
INDEMNIFICATION

11.1    Survival Periods.
(a)    The representations and warranties of Sellers and Buyer contained in this Agreement will survive until the date that is 60 days following the expiration of the statute of limitations otherwise applicable thereto. The provisions of this Section 11.1(a) are intended by the parties to extend or shorten, as the case may be, the otherwise applicable statute of limitations for claims in respect of any breach of the representations and warranties of Sellers and Buyer in this Agreement.
(b)    Notwithstanding anything to the contrary contained in this Article 11, (i) any claim for indemnification hereunder that is pending prior to the expiration of such representation, warranty, covenant or agreement upon which such claim is based may continue to be asserted and indemnified against until finally resolved and (ii) no Indemnifying Party shall have any liability to any Indemnified Party under this Article 11 for and with respect to any inaccuracies in or breaches of representations, warranties, covenants and agreements contained in this Agreement, as applicable, unless notice of such claim with respect thereto has been furnished to the Sellers on prior to the expiration date thereof in accordance with Section 11.4.
11.2    Indemnification.
(a)    On the terms and subject to the conditions and limitations contained in this Article 11, the Sellers shall, severally and jointly, indemnify and hold harmless Buyer and its officers, directors, managers, partners, employees, agents, representatives, stockholders, members and Affiliates (each, a “Buyer Indemnified Party”) from and against any and all Losses arising from: (i) any inaccuracies in or any breach of any representation or warranty of any Seller contained in Article 5; (ii) any fraud (“Fraud Claims”) by any Seller; and (iii) for a period of six years after the Closing Date, any and all Liabilities of the Acquired Entities existing, or arising out of facts or events, circumstances or matters existing, on or prior to the Closing Date, other than the Covered Liabilities, including, without limitation, any and all (A) Taxes (or the non-payment thereof) of, or attributable to, the Acquired Entities or the Owned Real Property for any Pre-Closing Tax Period (in the case of any Straddle Period, determined in the manner set forth in Section 8.1); (B) to the extent not otherwise covered in (A), Taxes arising from the payment of any Selling Expenses; (C) Taxes for which the Acquired Entities becomes liable by reason of (1) being a member of an affiliated, combined, consolidated, unitary, or aggregate group at any time prior to the Closing, including pursuant to Treasury Regulations Section 1.1502-6 or any analogous or similar provision under any state, local or foreign Tax law, (2) being a successor-in-interest or transferee of any other Person, Contract, any Law, or otherwise, which Taxes relate to an event or transaction occurring prior to Closing, or (3) having an express or implied obligation to indemnify any other Person under any Tax sharing, allocation or indemnity agreement, arrangement or similar Contract that was executed or in effect at any time prior to Closing; and (D) Sellers’ share of Transfer Taxes as set forth in Section 8.3.

(b)    Each Seller shall be solely and individually responsible for and indemnify and hold harmless the Buyer Indemnified Parties from and against any and all Losses arising from: (i) any inaccuracies in or any breach of any representation or warranty of such Seller (and not of any other Seller) contained in Article 4; and (ii) any breach of the covenants or agreements of such Seller (and not of any other Seller) contained in this Agreement.
(c)    Buyer shall indemnify and hold harmless Sellers and their respective officers, directors, managers, employees, agents, stockholders, members and Affiliates (each, a “Seller Indemnified Party”) from and against any and all Losses based upon, arising out of or otherwise in respect of: (i) any inaccuracies in or any breach of any representation, warranty, covenant or agreement of Buyer contained in this Agreement or any Ancillary Agreement; (ii) Buyer’s or its agents’ access to and inspection of the Owned Real Property pursuant to Section 7.2; and (iii) any fraud by Buyer.
(d)    For purposes of this Article 11, any inaccuracy in or breach of any representation or warranty shall be determined without regard to any materiality, Company Material Adverse Effect or other similar qualification contained in or otherwise applicable to such representation or warranty.
11.3    Limitations.
(a)    Cap. Notwithstanding anything to the contrary contained in this Article 11, (i) the Sellers shall not be liable in the aggregate to Buyer under Sections 11.2(a)(i) and 11.2(a)(iii) in excess of the Purchase Price, and (ii) no Seller shall individually be liable to Buyer under Section 11.2(b) in excess of the portion of the Purchase Price actually received by such Seller, in each case other than with respect to Fraud Claims, which shall not be subject to the foregoing limitations.
(b)    Losses Net of Insurance Proceeds. If an Indemnified Party reasonably determines that any Loss that gives rise to the right to receive indemnification hereunder is covered by insurance, then such Indemnified Party shall file a claim thereunder, and use commercially reasonable efforts to prosecute such claim, and the amount of any Losses otherwise recoverable under this Article 11 shall be reduced by the amount of such proceeds actually received by the Indemnified Party or Affiliate thereof (net of any costs reasonably incurred to obtain such insurance proceeds) (such net amount, a “Net Insurance Recovery”). If an Indemnified Party or any of its Affiliates actually receives any such insurance proceeds after such Indemnified Party is indemnified with respect to all or a portion of any Losses under this Article 11, such Indemnified Party shall promptly notify the Indemnifying Party and pay to such Indemnifying Party the amount of the Net Insurance Recovery with respect to such Losses.
11.4    Indemnification Procedures.
(a)    Third Party Claims.
(i)    If any Person entitled to indemnification under this Agreement (an “Indemnified Party”) receives notice of the assertion of any claim or of the commencement of any Proceeding by any Person who is not a party hereto or an Affiliate of a party hereto (a “Third Party Claim”) against such Indemnified Party, with respect to which a party hereto is or may be required to provide indemnification under this Agreement (an “Indemnifying Party”), the Indemnified Party shall promptly give written notice regarding such claim, including a reasonably detailed description of the Third Party Claim, the breach of this Agreement giving rise to the applicable indemnification obligations of the Indemnifying Party, copies of all written correspondence, notices and documents (including court papers) received by the Indemnified Party relating to such Third Party Claim, and to the extent reasonably ascertainable, the estimated amount of Losses that the Indemnified Party has suffered or is reasonably likely to suffer, in respect of such Third Party Claim (a “Claims Notice”), to the Indemnifying Party within 30 days after becoming aware of such claim. Thereafter, the Indemnified Party shall deliver to the Indemnifying Party, promptly following receipt thereof, copies of all correspondence, notices and documents (including court papers) received by the Indemnified Party relating to such Third Party Claim, to the extent any such documents are not privileged or subject to obligations of confidentiality. The Indemnifying Party shall have the right, which shall be exercised by delivering written notice to the Indemnified Party (the “Defense Notice”) within 30 days after receipt from the Indemnified Party of a Claims Notice, which Defense Notice shall specify the counsel it will appoint to defend such claim, to conduct at its expense the defense against such claim in its own name, or if necessary in the name of the Indemnified Party; provided, however, that the Indemnified Party shall have the right to approve such defense counsel, which approval shall not be unreasonably withheld or delayed. An Indemnifying Party’s delivery of a Defense Notice shall constitute an acceptance of its obligation hereunder to indemnify the Indemnified Party with respect to all Losses, if any, resulting from the subject Third Party Claim. A failure by an Indemnified Party to give timely, complete or accurate notice as provided in this Section 11.4(a)(i) will not affect the rights or obligations of any Indemnified Party except to the extent the Indemnifying Party is prejudiced thereby (so long as a valid Claims Notice is given before the expiration of the applicable period set forth in Section 11.1).
(ii)    If the Indemnifying Party shall fail to give a Defense Notice within the required 30-day period set forth in Section 11.4(a)(i), it shall be deemed to have elected not to conduct the defense of the subject claim, and in such event the Indemnified Party shall have the right, at the Indemnifying Party’s expense (to the extent indemnifiable hereunder), to conduct the defense in good faith and appoint defense counsel and to consent to the entry of any judgment or compromise and settle the Third Party Claim in good faith without prior consent of the Indemnifying Party. The Indemnifying Party shall have the right at its expense to participate in such defense assisted by counsel of its own choosing, and, for purposes of clarity, the Indemnifying Party shall not be deemed to have accepted, or waived any rights or defenses with respect to, any liability for or with respect to any claim for which indemnification is sought hereunder as a result of any failure to deliver a Defense Notice within the required 30-day period set forth in Section 11.4(a)(i).
(iii)    If the Indemnifying Party does deliver a Defense Notice within the required 30-day period set forth in Section 11.4(a)(i) and thereby elects to conduct the defense of the subject Third Party Claim, the Indemnifying Party shall conduct the defense in good faith at its expense and shall have the right to consent to the entry of any judgment or compromise and settle the Third Party Claim in good faith without prior consent of the Indemnified Party; provided, however, that no Indemnifying Party shall consent to the entry of any judgment or compromise or enter into any settlement without the prior written consent of the Indemnified Party if: (i) such judgment or settlement does not include as an unconditional term thereof the giving by each claimant or plaintiff to each Indemnified Party of a full release from all Liability in respect to such Third Party Claim, (ii) such judgment or settlement would result in the finding or admission of any violation of any Law, (iii) such judgment or settlement would impose Liability on the part of the Indemnified Party for which the Indemnified Party is not indemnified hereunder (other than customary confidentiality obligations), or (iv) as a result of such judgment or settlement, injunctive or other equitable or similar relief would be imposed against any Indemnified Party or such judgment or settlement could reasonably be expected to interfere with or adversely affect any Indemnified Party’s business or operations as conducted in the ordinary course of business consistent with past practice. The Indemnified Party shall have the right at its expense to participate in such defense assisted by counsel of its own choosing.
(iv)    All of the parties shall reasonably cooperate in the defense of any Third Party Claim in respect of which indemnity may be sought hereunder and Buyer and each Seller shall (and Buyer shall cause the Acquired Entities to) furnish such records, information and testimony, attend such conferences, discovery proceedings, hearings, trials and appeals, and make such employees available on a mutually convenient basis to provide additional information and explanation of any relevant material, in each case as may be reasonably requested in connection therewith.
(b)    Direct Claims. If any claim for indemnification hereunder involves a matter other than a Third-Party Claim (a “Direct Claim”), the Indemnified Party shall promptly deliver a Claims Notice to an Indemnifying Party requesting indemnification and specifying the basis on which indemnification is sought and the amount of asserted Losses. The failure by any Indemnified Party to notify the Indemnifying Party promptly (so long as a valid Claims Notice is given before the expiration of the applicable period set forth in Section 11.1) shall not relieve the Indemnifying Party from any liability that it may have to such Indemnified Party under Section 11.2 except to the extent the Indemnifying Party is prejudiced thereby. The Indemnifying Party shall have 30 days to object to such Direct Claim by delivery of a written notice of such objection to the Indemnified Party specifying in reasonable detail the basis for such objection. No action shall be taken in respect of such Direct Claim by the Indemnified Party until the expiration of such 30-day response period unless waiting until the expiration of such period will reasonably materially harm such Indemnified Party’s ability to recover for such Direct Claim; provided, however, that this limitation shall not apply to any action by the Indemnified Party seeking an injunction, a permanent or temporary restraining order or any other form of equitable relief. Failure to timely so object shall constitute a final and binding acceptance of the Direct Claim by the Indemnifying Party. If an objection is timely interposed by the Indemnifying Party, then the Indemnified Party and the Indemnifying Party shall negotiate in good faith for a period of 30 days from the date the Indemnified Party receives such objection (the “Negotiation Period”). After the Negotiation Period, if the Indemnifying Party and the Indemnified Party still do not agree on the resolution of a Direct Claim, either the Indemnifying Party or the Indemnified Party may submit the dispute concerning such Direct Claim for judicial resolution as provided in Section 13.10.
(c)    Final Judgments; Purchase Price Adjustment. Any final judgment entered or settlement agreed upon pursuant to and in accordance with this Article 11 shall be binding upon the Indemnifying Party, and shall conclusively be deemed to be an obligation with respect to which the Indemnified Party is entitled to prompt indemnification hereunder. All indemnification payments under this Article 11 shall be deemed adjustments to the Purchase Price.
11.5    Exclusive Remedy.
(a)    Exclusive Remedy. Other than as set forth in Section 13.8 (Specific Performance) and Section 7.6 (Non-Competition; Non-Solicitation), or with respect to any claim for Fraud, each party acknowledges and agrees that from and after the Closing, its sole and exclusive remedy with respect to any and all claims against another party for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement, regardless of the manner in which such claim is characterized or pleaded (i.e. whether such claim is characterized or pleaded as arising in tort, breach of contract, strict liability, indemnification, or otherwise) shall be pursuant to the indemnification provisions set forth in this Article 11. In furtherance of the foregoing, from and after the Closing, each party hereby waives, to the fullest extent permitted under applicable Law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement it may have against the other parties hereto and their Affiliates and each of their respective Representatives arising under or based upon any applicable Law, except pursuant to the indemnification provisions set forth under this Agreement, as set forth in Section 13.8 (Specific Performance) and Section 7.6 (Non-Competition; Non-Solicitation), or with respect to any Fraud Claim.
11.6    Contribution among Sellers. As among the Sellers, but without otherwise limiting any obligation of any Seller to any Buyer Indemnified Party under this Article 11, with respect to Losses for which any Buyer Indemnified Party is entitled to indemnification under Section 11.2(a), (a) PRE III shall be solely responsible for any such Losses to the extent they relate solely to PRE Wildcat Holdings, its assets, Liabilities or operations, (b) each Seller shall be solely responsible for any such Losses to the extent they relate solely to his or its own fraud, and (c) to the extent any other Seller actually pays any Buyer Indemnified Party any amount in respect of the Losses described in (a) and (b) of this Section 11.6, the Seller responsible for such Losses under this Section 11.6 shall promptly reimburse such other Seller for the amount of such payment and shall indemnify such other Seller against any reasonable costs and expenses actually incurred by such other Seller in connection with any indemnification claim by any Buyer Indemnified Party against such other Seller in respect of such Losses.

ARTICLE 12
SELLER MATTERS

12.1    Sellers’ Representative.
(a)    Each Seller hereby irrevocably constitutes and appoints Platte River Equity III, L.P. as such Seller’s true, lawful and sole agent and attorney-in-fact to act for and on behalf of such Seller in all matters relating to or arising out of this Agreement and the Ancillary Agreements, including (i) receiving all demands and notices on or with respect to such Seller under this Agreement and the Ancillary Agreements, (ii) taking any action or refraining from taking any action as Sellers’ Representative may deem appropriate in its discretion relating to the subject matter of this Agreement and the Ancillary Agreements, (iii) executing and delivering the Lockup and Registration Rights Agreement, Escrow Agreement and any other Ancillary Agreements, any amendment to this Agreement or such Ancillary Agreements, and all other instruments and documents of every kind incident to or otherwise relating to this Agreement and the Ancillary Agreements, (iv) directing any payments due from Buyer authorizing the delivery to Buyer of all or any portion of the funds from the Escrow Account, (v) taking any action on behalf of Sellers or any individual Seller that may be necessary or desirable, as determined by Sellers’ Representative in its sole discretion, in connection with negotiating or entering into settlements, resolutions and compromises with respect to indemnification claims of the Buyer Indemnified Parties, (vi) accepting notices on behalf of Sellers or any individual Seller in accordance with Section 13.7, (vii) granting any consent or approval on behalf of Sellers or any individual Seller under this Agreement or any Ancillary Agreement, (viii) authorizing distribution of the Additional Real Property Purchase Price, (ix) taking all actions on behalf of each Seller pursuant to this Agreement and any Ancillary Agreement to which such Seller is a party and (x) taking all actions necessary or appropriate in the judgment of Sellers’ Representative for the accomplishment of the foregoing. Each Seller shall be fully bound by the acts, decisions and agreements of Sellers’ Representative taken and done pursuant to the authority herein granted, and such Seller hereby confirms all that Sellers’ Representative shall do or cause to be done by virtue of its appointment as Sellers’ Representative. The appointment of Sellers’ Representative pursuant to this Section 12.1 (x) is coupled with an interest, shall be irrevocable and (to the maximum extent permitted by Law) shall survive the dissolution, termination, death, incompetency or bankruptcy of any Seller and shall be binding on such Seller’s beneficiaries, heirs, representatives and successors and (y) may be exercised by Sellers’ Representative by signing separately as Sellers’ Representative for each Seller or, after listing all Sellers executing an instrument, by signing as Sellers’ Representative for all of them. Buyer and all other Persons may conclusively and absolutely rely, without inquiry, upon any action of Sellers’ Representative in all matters referred to in this Agreement.
(b)    Each Seller hereby agrees to indemnify and to save and hold harmless Sellers’ Representative from any liability incurred by Sellers’ Representative based upon or arising out of any act, whether of omission or commission, of Sellers’ Representative pursuant to the authority herein granted, other than acts, whether of omission or commission, of Sellers’ Representative that constitute gross negligence or willful misconduct in the exercise by Sellers’ Representative of the authority granted by this Section 12.1.

Sellers’ Representative shall be entitled to rely on the advice of counsel, accountants or other independent experts experienced in the matter at issue, and any error in judgment or other act or omission of Sellers’ Representative pursuant to such advice shall in no event subject Sellers’ Representative to liability to any Seller.
(c)    Sellers’ Representative, or any successor hereafter appointed, may resign and shall be discharged of his, her or its duties hereunder upon the appointment of a successor Sellers’ Representative, as hereinafter provided. In case of such resignation, or in the event of the death or inability to act of Sellers’ Representative, a successor may be named by Sellers representing a majority of the Closing Percentages. Each such successor Sellers’ Representative shall have all the power, authority, rights and privileges hereby conferred upon the original Sellers’ Representative, and the term “Sellers’ Representative” as used herein shall be deemed to include any such successor Sellers’ Representative.
(d)    In connection with the performance of its responsibilities as Sellers’ Representative under this Agreement, Sellers’ Representative shall have the right at any time and from time to time to select and engage, at the cost and expense of Sellers (based on each Seller’s Closing Percentage), such attorneys, accountants, investment bankers, advisors, consultants and clerical personnel and obtain such other professional and expert assistance, as Sellers’ Representative determines is necessary or desirable.
(e)    Unless otherwise agreed in writing by each Seller, Sellers’ Representative shall not be entitled to any compensation for the performance of services under this Agreement, but shall be entitled, in accordance with the terms of this Agreement, to payment or reimbursement of all expenses incurred as Sellers’ Representative. A decision, act, consent or instruction of the Sellers’ Representative constitutes a decision of all the Sellers and is final, binding and conclusive upon the Sellers, and Buyer may rely upon any such decision, act, consent or instruction of the Sellers’ Representative as being the decision, act, consent or instruction of the Sellers. Buyer is hereby relieved from any Liability to any Person for any acts done or omissions by Buyer in accordance with such decision, act, consent or instruction of the Sellers’ Representative. Without limiting the generality of the foregoing, Buyer is entitled to rely, without inquiry, upon any document delivered by the Sellers’ Representative as being genuine and correct and having been duly signed or sent by the Sellers’ Representative.
(f)    Without limiting the generality of the foregoing, each Seller hereby agrees that Buyer shall have no responsibility to see to the payment of any amounts due to a Seller under this Agreement to the appropriate Seller, its sole responsibility being to make any such payments to such accounts as are specified in writing by the Sellers’ Representative.

ARTICLE 13
MISCELLANEOUS

13.1    Expenses. Except as otherwise provided in this Agreement, each of the parties shall bear their respective expenses incurred or to be incurred in connection with the execution and delivery of this Agreement and the Ancillary Agreements and the completion of the Transactions. For the avoidance of doubt, Sellers shall be responsible for all Selling Expenses.
13.2    No Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the Sellers’ Representative and Buyer, and any such assignment without such prior written consent shall be null and void. No assignment shall release the assigning party of its obligations or liabilities under this Agreement. Subject to the preceding sentences, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and permitted assigns. Notwithstanding the above, Buyer may, without the consent of Sellers, assign its rights under this Agreement to (i) any Affiliate of Buyer or (ii) any lender of Buyer, as collateral security for indebtedness due and owing by Buyer or the Acquired Entities to such lender, provided that in each case specified in clause (i) and (ii) of this sentence, Buyer shall remain directly liable to the Sellers for all of Buyer’s obligations or liabilities under this Agreement.
13.3    Amendment and Waiver. This Agreement may only be amended by an instrument in writing signed by Buyer and the Sellers’ Representative on behalf of Sellers. No breach of any provision hereof shall be deemed waived unless expressly waived in writing by the party hereto who may assert such breach. Without limiting the generality or effect of the preceding sentence, no delay in exercising any right under this Agreement shall constitute a waiver of such right, and no waiver of any breach or default shall be deemed a waiver of any other breach or default of the same or any other provision of this Agreement.
13.4    Headings and Captions. The headings and captions contained in this Agreement are included for purposes of convenience only, and shall not affect the meaning or interpretation of this Agreement or any term or provision contained herein.
13.5    Integration, Modification and Waiver. This Agreement, together with the Exhibits, schedules, Disclosure Schedules and certificates or other instruments and agreements (including the Ancillary Agreements and the Confidentiality Agreement) delivered under or in connection with this Agreement: (i) constitutes the entire agreement between the parties with respect to the subject matter hereof and thereof and supersedes all prior understandings of the parties with respect to the subject matter hereof and thereof, and (ii) are not intended to confer, and shall not be construed as conferring, upon any Person other than the parties hereto any rights or remedies hereunder; provided, however, that the Buyer Indemnified Parties and the Seller Indemnified Parties are intended third-party beneficiaries of Article 11. None of the parties is relying upon any statement or representation of the other party except as expressly set forth herein, and each party is relying on its own judgment in connection with the execution of this Agreement and the consummation of the transactions contemplated hereby.
13.6    Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced under any Law or as a matter of public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties to this Agreement shall use reasonable efforts to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the greatest extent possible.
13.7    Notices. All notices and other communications required or permitted under this Agreement must be in writing and will be deemed to have been duly given (a) when delivered in person, (b) when dispatched by electronic facsimile transfer or electronic mail (with a confirmation report or other reliable confirmation that the transmission or message was received), (c) one Business Day after having been dispatched by a nationally recognized overnight courier service or (d) five Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid, to the appropriate party at the address or facsimile number specified below:
If to Sellers or the Acquired Entities (prior to the Closing), to the Sellers’ Representative:
Platte River Equity III, L.P.
200 Fillmore Street, Suite 200
Denver, Colorado 80206

Attn: Peter W. Calamari
E-mail: pcalamari@platteriverequity.com
with a copy to:
Bartlit Beck Herman Palenchar & Scott LLP
1899 Wynkoop Street, Suite 800
Denver, Colorado 80202
Attn: M. Robert Morrill
E-mail: robert.morrill@bartlit-beck.com
If to the Acquired Entities (after the Closing) or Buyer:
Hi-Crush Partners LP
Three Riverway, Suite 1350
Houston, Texas 77056
Attention: General Counsel
Facsimile No.: (713) 963-0088
Telephone No.: (713) 980-6200
Email: MSkolos@hicrush.com
with a copy to:
Norton Rose Fulbright US LLP
Fulbright Tower
1301 McKinney, Suite 5100
Houston, TX 77010-3095
Attention: Edward Rhyne
Facsimile No.: (713) 651-5246
Telephone No.: (713) 651-8334
Email: Edward.Rhyne@nortonrosefulbright.com
Any party may change its mailing or electronic mail address or facsimile number for the purposes of this Section 13.7 by giving notice as provided in this Agreement.
13.8    Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof, in addition to any other remedy to which they are entitled at Law or in equity.
13.9    Governing Law. This Agreement will be governed by and construed and enforced in accordance with the laws of the State of Delaware without regard to principles of conflicts of law. Any Proceeding among the parties or any Indemnified Parties arising out of or relating to this Agreement, the Ancillary Agreements or the Transactions shall be instituted exclusively in the state or federal courts located in Houston, Texas, and each party irrevocably submits to the exclusive jurisdiction of such courts in any such Proceeding. The parties irrevocably and unconditionally waive any objection to the laying of venue of any Proceeding in such courts and irrevocably waive and agree not to plead or claim in any such court that any such Proceeding in any such court has been brought in an inconvenient forum. Notwithstanding the foregoing, any action for specific performance or other injunctive relief permitted under this Agreement may be instituted in any court that exercises appropriate jurisdiction over such action and the parties thereto.
13.10    Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE OTHER ANCILLARY AGREEMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER ANCILLARY AGREEMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (II) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 13.10.
13.11    Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed to be an original and all of which, when taken together, will be deemed to constitute one and the same agreement. Any party to this Agreement may deliver an executed counterpart hereof and of any of the Ancillary Agreements by facsimile transmission or electronic mail (as a portable document format (PDF) file) to another party hereto or thereto and any such delivery shall have the same force and effect as the delivery of a manually signed counterpart of this Agreement or such Ancillary Agreement (as applicable). Minor variations in the form of the signature page, including footers from earlier versions of this Agreement, any Ancillary Agreement or any such other document, shall be disregarded in determining the party’s intent or the effectiveness of such signature.
13.12    No Third Party Beneficiaries. Except as provided in Article 11, this Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.
13.13    Disclosure Schedules. The specification of any dollar amount in the representations and warranties contained in this Agreement or the inclusion of any specific item in the Disclosure Schedules is not intended to imply that such amounts (or higher or lower amounts) or such items are or are not material, and no party shall use the fact of the setting of such amounts or the fact of the inclusion of any such item in the Disclosure Schedules in any dispute, claim or controversy as to whether any obligation, item or matter not described herein or included in the Disclosure Schedules is or is not material for purposes of this Agreement. Any item of information, matter or document disclosed or referenced in, or attached to, the Disclosure Schedules shall not (a) be used as a basis for interpreting the terms “material,” “Material Adverse Effect” or other similar terms in this Agreement or to establish a standard of materiality, (b) represent a determination that such item or matter did not arise in the ordinary course of business or (c) constitute, or be deemed to constitute, an admission to any third party concerning such item or matter. Any information, item or other disclosure set forth in any part of the Disclosure Schedules shall be deemed to have been set forth in all other applicable parts of the Disclosure Schedules and shall be deemed to be disclosed and incorporated by reference in any other part of the Disclosure Schedules as though fully set forth in such part of the Disclosure Schedules to the extent the relevance of such matter to such section is reasonably apparent on its face.

13.14    Conflict of Interest; Attorney-Client Privilege.
(a)    Each of the parties hereby agrees, notwithstanding any prior representation of PRE III, PBS PRE III-B Holdings and the Acquired Entities by Bartlit Beck Herman Palenchar & Scott LLP (“Bartlit Beck”), that Bartlit Beck may serve as counsel to the Sellers, the Sellers’ Representative and their respective agents, successors and Affiliates in connection with the negotiation, preparation, execution and delivery of this Agreement and the consummation of the Transactions. Following consummation of the Transactions, if PRE III, PBS PRE III-B Holdings or the Sellers’ Representative so desires, and without the need for any further consent or waiver by Buyer, the Acquired Entities or their respective Affiliates, Bartlit Beck may serve as counsel to the Sellers, the Sellers’ Representative and their respective agents, successors and Affiliates in connection with any matter, including any matter related to the Transactions or any Proceeding or controversy relating thereto. In the event of any conflict or dispute between the Sellers or the Sellers’ Representative or any of their agents, successors and Affiliates on the one hand, and Buyer, the Acquired Entities or any of their respective agents, successors or Affiliates on the other, in which the legal interests of the relevant parties are not aligned, Buyer and the Acquired Entities, on their own behalf and on behalf of their Affiliates, hereby consent to Bartlit Beck’s continued and future representation of the Sellers or the Sellers’ Representative or any of their agents, successors and Affiliates and agree not to assert any such conflict of interest or that Bartlit Beck is barred by any attorney-client privilege, attorney work-product or other similar applicable privilege, protection or expectation of client confidence from disclosing to the Sellers or their Affiliates any information acquired by Bartlit Beck in the course of its representation of the Acquired Entities before the Closing Date, or to seek to disqualify Bartlit Beck from representing the Sellers or the Sellers’ Representative or any of their agents, successors and Affiliates, notwithstanding any adversity that may develop. Without limiting the generality of the immediately preceding sentence, after the Closing, Bartlit Beck is permitted to represent the Sellers, Sellers’ Representative, any of their agents, successors and Affiliates, or any one or more of them, in connection with any negotiation or transaction or any dispute, claim or controversy (including any Proceeding) with Buyer, the Acquired Entities or any of their respective agents, successors or Affiliates under or relating to this Agreement, the Transactions and any related matter, including claims for indemnification under this Agreement.
(b)    From and after the Closing Date, the Acquired Entities shall cease to have any attorney-client relationship with Bartlit Beck. Buyer and the Acquired Entities covenant from and after the Closing Date not to disclose or use (and to cause their Affiliates not to disclose or use) in any dispute or Proceeding adverse to the interests of the Sellers or the Sellers’ Representative or any of their agents, successors and Affiliates any communications made prior to the Closing between any of the Acquired Entities or any Seller or the Sellers’ Representative, on the one hand, and their external legal counsel (including Bartlit Beck), on the other hand, that were made in connection with the negotiation, preparation, execution or delivery of, or performance under, this Agreement or any Ancillary Agreement (the “Privileged Information”). Buyer and the Acquired Entities further covenant to assert (and to cause their Affiliates to assert) in any such dispute or Proceeding any applicable attorney-client privilege with respect to the Privileged Information in the event Buyer, any of the Acquired Entities or any of their Affiliates is compelled to disclose the Privileged Information. The Parties acknowledge that Bartlit Beck has represented only PRE III, PBS PRE III-B Holdings and the Acquired Entities in connection with the negotiation and execution of this Agreement, the Ancillary Documents and the Transactions, and that Bartlit Beck has not undertaken to represent, nor represented, any other Person in connection therewith.
[Signatures on the Following Page]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.
BUYER:
HI-CRUSH PARTNERS LP
By:    Hi-Crush GP, LLC, its General Partner

By: /s/ Robert E. Rasmus
Name: Robert E. Rasmus
Title: Chief Executive Officer

ACQUIRED ENTITIES:
PERMIAN BASIN SAND COMPANY, LLC

By: /s/ Authorized Person
Name: Authorized Person
Title: Authorized Officer

PERMIAN BASIN SAND HOLDINGS, LLC

By: /s/ Authorized Person
Name: Authorized Person
Title: Authorized Officer

PRE WILDCAT HOLDINGS, LLC

By: /s/ Authorized Person
Name: Authorized Person
Title: Authorized Officer

SELLERS:
PLATTE RIVER EQUITY III, L.P.
By:    Platte River Investors III, LLC, its General     Partner

By: /s/ Peter W. Calamari
Name: Peter W. Calamari
Title: Managing Director

Signature Page 1 of 2 to Membership Interest Purchase Agreement

PLATTE RIVER EQUITY III-A, L.P.
By:    Platte River Investors III, LLC, its General     Partner

By: /s/ Peter W. Calamari
Name: Peter W. Calamari
Title: Managing Director

PLATTE RIVER EQUITY III-AFFILIATES, L.P.
By:    Platte River Investors III, LLC, its General     Partner

By: /s/ Peter W. Calamari
Name: Peter W. Calamari
Title: Managing Director

PBS PRE III-B Holdings, LLC
By: /s/ Authorized Person
Name: Authorized Person
Title: Authorized Officer

/s/ Steven Herron
Steven Herron

/s/ Peter Melcher
Peter Melcher

/s/ Mark Smiens
Mark Smiens

SELLERS’ REPRESENTATIVE:
PLATTE RIVER EQUITY III, L.P.
By:    Platte River Investors III, LLC, its General     Partner

By: /s/ Peter W. Calamari
Name: Peter W. Calamari
Title: Managing Director

Signature Page 2 of 2 to Membership Interest Purchase Agreement